Pinnacle
FINANCIAL PARTNERS

2022 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

WHO WE ARE

OUR VISION

To be the best financial services firm and the best place to work in the Southeast.

OUR MISSION

- Provide distinctive financial service and effective advice to clients
- Enrich associates personally, professionally and financially
- Make a significant positive impact on the community
- Create meaningful long-term value for shareholders

OUR VALUES

INTEGRITY

FAIRNESS

LEARNING

PARTNERSHIP

RESULTS

BALANCE

DISCIPLINE

OUR STRATEGY

- Focus on businesses, real estate professionals and consumers that desire a deep relationship with their financial partner.
- Provide distinctive service and effective advice.
- Hire and retain highly experienced and qualified financial services professionals.
- Offer a full line of financial services including banking, investments, mortgage, trust, insurance and financial planning.
- Offer extraordinary convenience.

Pinnacle

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201
(615) 744-3700
March 7, 2022

MESSAGE FROM THE PRESIDENT AND CEO

Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders, which will be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, on Tuesday, April 19, 2022, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend this meeting, and I look forward to seeing you.
This notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2021 and the first quarter of 2022. Your attention is directed to the proxy statement and notice of meeting accompanying this letter for more information regarding the matters proposed to be acted upon at the meeting.
We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We are constantly focused on improving the ways shareholders connect with information about Pinnacle, and believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our annual meeting.
We would like to take this opportunity to thank Mr. Ron Samuels who will be retiring from our Board effective immediately following the Annual Meeting. We have benefited greatly from his leadership as well as his insight in banking matters.
Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Please vote and submit your proxy as soon as possible via the Internet, by phone, or if you have requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. We look forward to continuing to deliver value to our customers, shareholders and communities. We are grateful for your continued support of our Board and Pinnacle Financial Partners.
Sincerely,
M. TERRY TURNER
PRESIDENT AND CHIEF EXECUTIVE OFFICER
M. TERRY TURNER PRESIDENT AND CHIEF EXECUTIVE OFFICER

2022 Proxy Statement	1

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201
(615) 744-3700

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2022

The annual meeting of shareholders (the “Meeting”) of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 19, 2022, at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 for the following purposes:

1.	To elect fifteen persons to serve as directors for a term of one year;
2.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for 2022;
3.	To approve, on a non-binding, advisory basis, the Company’s named executive officer compensation; and
4.	To transact any other business as may properly come before the Meeting.
The Board of Directors has set the close of business on February 22, 2022, as the record date (the “Record Date”) for determining the common shareholders who are entitled to notice of, and to vote at, the Meeting.
We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our common shareholders instead of paper copies of our proxy statement and our annual report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how common shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2021 Annual Report to Shareholders and proxy card.
We hope that you will be able to attend the Meeting. We ask, however, whether or not you plan to attend the Meeting that you vote as soon as possible. Promptly voting will help ensure that the greatest number of common shareholders are present whether in person or by proxy. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.
If you attend the Meeting in person, you may revoke your proxy at the Meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised. Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.
By Order of the Board of Directors,
HUGH M. QUEENER,
CORPORATE SECRETARY
NASHVILLE, TENNESSEE
MARCH 7, 2022

2	Pinnacle Financial Partners, Inc.

2022 Proxy Statement	3

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee 37201
(615) 744-3700

PROXY STATEMENT FOR 2022 ANNUAL MEETING

The annual meeting of shareholders (the “Meeting”) of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 19, 2022 at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, TN 37201 for the following purposes:

1.	To elect fifteen persons to serve as directors for a term of one year and until the due election and qualification of their successors;
2.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.	To approve, on a non-binding, advisory basis, the Company’s named executive officers compensation as disclosed in this proxy statement; and
4.	To transact any other business as may properly come before the Meeting.
The close of business on February 22, 2022 is the record date (the “Record Date”) for the determination of common shareholders entitled to notice of, and to vote at, the Meeting. We first mailed the Notice of Internet Availability of Proxy Materials to our common shareholders on or about March 7, 2022.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2022:
AS OUTLINED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, THIS PROXY STATEMENT, THE PROXY CARD AND THE COMPANY’S 2021 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ON THE INTERNET AT HTTP://MATERIALS.PROXYVOTE.COM/72346Q.

As of the close of business on the Record Date, the Company had authorized 180,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”), of which 76,291,153 shares were issued and outstanding, and had also authorized 10,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), of which 225,000 shares of the Company’s 6.75% fixed rate, non-cumulative perpetual preferred stock, Series B (the "Series B Preferred Stock") were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters properly presented at the Meeting. The outstanding shares of Series B Preferred Stock are not entitled to vote on any of the matters to be presented at the Meeting, nor are the depositary shares we have issued that relate to the Series B Preferred Stock.

4	Pinnacle Financial Partners, Inc.

IMPORTANT MEETING AND VOTING INFORMATION

PROXY VOTING PROCEDURES
If you properly vote and submit your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your executed proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:
•FOR the election of each of the fifteen director nominees;
•FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for 2022;
•FOR the non-binding, advisory approval of the compensation of the Company’s named executive officers; and
•In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.
If prior to the election and qualification of the director nominees at the Meeting, any nominee for election to the Board named in this proxy statement becomes unavailable or unwilling to serve for any reason, the proxy will be voted FOR a substitute nominee selected by the Board, or, alternatively, the Board may vote to reduce the size of the Board.
You may also vote in person by attending the Meeting to be held at 11:00 a.m. CDT on Tuesday, April 19, 2022 in our offices on the eighth floor of the Pinnacle at Symphony Place located at 150 Third Avenue South, Nashville, Tennessee 37201. Please be aware that cameras and other recording equipment will not be allowed in the Meeting.
REVOCABILITY OF PROXIES
You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted). If you hold shares of common stock in “street name” and you wish to cast your vote or change your vote at the Meeting, please bring a copy of your brokerage statement reflecting your share ownership as of the Record Date.
SHAREHOLDER APPROVAL REQUIREMENTS
A quorum will be present at the Meeting if at least 38,145,577 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the Record Date. According to Tennessee law and the Company’s Amended and Restated Charter and Amended and Restated Bylaws, the aggregate number of votes entitled to be cast by all common shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote “for” or “against” or “abstain” from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.

2022 Proxy Statement	5

Important Meeting and Voting Information
Broker Proxies
Proxies that are returned to us by brokers that have not received instructions to vote on one or more proposals and do not vote on such proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. Under the rules of the New York Stock Exchange (the “NYSE”), if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The proposals regarding the election of directors and, the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, in each case, as disclosed in this proxy statement, are considered non-routine under the rules of the NYSE and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares of Common Stock to be voted on these matters. The proposal regarding ratification of the appointment of the Company’s independent registered public accounting firm for 2022 is considered routine and therefore your broker may vote your shares of Common Stock on that matter even if your broker does not receive instructions from you.
Vote Required to Elect Directors
If a board nominee in an uncontested election fails to receive an affirmative vote of a majority of the votes cast at the Meeting, in person or by proxy, then that nominee, if that individual is an incumbent director, shall tender his or her resignation to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee following the shareholder vote pursuant to the Company’s Corporate Governance Guidelines. Subsequently, the Company’s Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s). The Board shall also consider the relevant facts and circumstances when considering whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation. Subsequently, the Company shall include a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission (the “SEC”). Any director who tenders his or her resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process. A properly executed proxy marked “ABSTAIN” with respect to a candidate will not be voted on that candidate, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on whether any of the candidates receives an affirmative vote of a majority of the votes cast at the meeting so long as a quorum is present.
Vote Required to Ratify the Appointment of Crowe LLP and Vote Required to Approve, on a Non-Binding, Advisory Basis, the Compensation of the Company’s Named Executive Officers as Described in this Proxy Statement
These matters will be approved if the number of shares of Common Stock voted in favor of the proposal exceed the number of shares of Common Stock voted against it. A properly executed proxy marked “ABSTAIN” with respect to any of these proposals will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions will have no effect on whether these proposals are approved so long as a quorum is present.

6	Pinnacle Financial Partners, Inc.

Important Meeting and Voting Information
A summary of the voting provisions, provided a valid quorum is present or represented at the Meeting, for the above matters is as follows:

VOTE	BOARD RECOMMENDATION	ROUTINE OR NON-ROUTINE	VOTE REQUIREMENT
Election of director nominees	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	In an uncontested election, which is the case for this year’s election, a majority of votes cast either FOR or AGAINST each candidate will determine the result. Director nominees in uncontested elections that fail to receive a majority of votes cast at the Meeting in favor of their election must submit their resignation which may be accepted or rejected by the Board after receiving the recommendation of the Nominating and Corporate Governance Committee.
Ratification of independent registered public accounting firm	FOR	Routine, thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Higher number of shares cast either FOR or AGAINST the proposal will determine the result. ABSTAIN will not impact vote result.
Advisory, non-binding approval of compensation of named executive officers	FOR	Non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.
PROXY SOLICITATION
Although the Company does not currently plan to engage a proxy solicitation firm for the Meeting, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.
SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING
In order for shareholder proposals for the 2023 annual meeting of shareholders to be eligible for inclusion in the Company’s 2023 proxy statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, must be received no later than the close of business on November 7, 2022 and must comply with the applicable rules and regulations of the SEC and the relevant provisions of the Company’s Bylaws. In addition, the deadline for providing notice to the Company under Rule 14a-19, the SEC's new universal proxy rule, of a shareholder's intent to solicit proxies on the Company's proxy card in support of director nominees submitted in accordance with such provisions of the Company's bylaws for the 2023 Annual Meeting of Shareholders is February 20, 2023.
A shareholder who intends to raise a proposal to be acted upon at the 2023 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company’s 2023 proxy statement, must comply with the advance notice provisions of the Company’s Bylaws. Under the advance notice provisions, a shareholder must give written notice of such proposal to the Secretary of the Company. The Secretary must receive such notice not less than 90 days nor more than 120 days prior to the first anniversary of the Meeting (January 19, 2023 and December 20, 2022, respectively). The shareholder’s submission must include certain specified information concerning the proposal and the shareholder, including such shareholder’s ownership of Common Stock, as described in more detail in the Company’s Bylaws. Shareholders are strongly encouraged to seek advice from legal counsel before submitting a proposal as the Company will not entertain any proposals that do not meet these requirements.

2022 Proxy Statement	7

ENVIRONMENTAL, SOCIAL AND CORPORATE GOVERNANCE

The Company has developed sound environmental, social and corporate governance principles which it believes are essential to running the Company’s business efficiently and to maintaining the Company’s integrity in the marketplace. We have highlighted below certain key components of our commitment to social, environmental and corporate governance responsibilities and the impact we make in our communities. Additionally, in 2022, the Company's Corporate Social Responsibility Committee made up of a diverse set of leaders across our firm began reporting directly to the Nominating and Corporate Governance Committee of the Board on its efforts and initiatives in these areas. For further information on this commitment, see our Corporate Social Responsibility Report that appears in the “Investor Relations” section of our website at www.pnfp.com. The information contained in this report is not incorporated into this proxy statement.
ENVIRONMENTAL RESPONSIBILITY

[OUR INITIATIVES]
•To minimize the Company’s direct carbon footprint, the Company’s corporate headquarters are housed in a leased facility that has been designated as a U.S. Green Building Council Leaders in Energy and Environmental Design (LEED) Gold level building. During 2021, the Company opened a new branch in Huntersville, NC with a LEED certification.
•Late in 2021, the Company began the implementation of the Energy Star program in an effort to better monitor and reduce its overall carbon footprint.
•During 2021, the Company developed strategic initiatives in an effort to gather solar lending credits. Additionally, its loan policies consider a customer’s practices and policies related to environmental impact as part of the credit underwriting process. Its environmental procedures are administered internally with consultation with various third parties with expertise in environmental due diligence.
•Since the Company’s founding in 2000, construction or remodeling projects have been planned and executed with an awareness and attention to energy conservation including items such as recyclable and recycled materials, occupancy sensing LED lighting, programmed HVAC systems, plumbing practices focused on water conservation, and high performing insulation practices such as reflective roofing materials, continuous exterior insulation, and energy efficient windows and structural design.

The Company views making loans to environmentally responsible clients as desirable and making loans to companies that reflect irresponsible behavior such as harmful carbon emissions as high risk. The Company has identified certain industries that are at a higher risk for a negative environmental impact for which additional environmental due diligence is warranted prior to extending credit. Our lending policy outlines procedures to address the risks associated with certain industries, such as industrial and manufacturing processing, dry-cleaners, trucking companies, and others as identified, which use chemicals and solvents or produce environmentally sensitive byproducts. These industries with higher levels of environmental risk warrant increased environmental due diligence.
In addition, the Company provides numerous digital options for both consumer and commercial clients to minimize the carbon impact or otherwise improve the environmental impact of their operations including eStatements, online banking and remote deposit capture. These options enable clients to complete their routine business transactions without the need to visit a retail location or the use of paper resources, further reducing the impact on the environment.

8	Pinnacle Financial Partners, Inc.

Environmental, Social and Corporate Governance
SOCIAL RESPONSIBILITY
The Company believes that a strong and diverse team is critical to its success and performance. The Company is committed to being more vocal and focused in its efforts to ensure it is creating a great place to work for all of its associates guided by the Company’s written diversity and inclusion policy. During 2020, the Company promoted one of its associates to serve as its Diversity and Inclusion Officer to lead and coordinate the focused effort and continued commitment to diversity, inclusion and equity with associates internally as well as with clients and in the communities we serve. Additionally, the Company is committed to providing a safe workplace as represented by the inclusion of anti-harassment and anti-discrimination policies in the annual code of conduct materials required to be reviewed and agreed to annually by all associates.

[OUR COMMITMENT TO EQUAL PAY]
The Company is committed to paying all associates a fair wage and 100% of non-commissioned associates are paid at least $15 per hour. (Furthermore, all of the associates of Pinnacle Bank, the Company’s bank subsidiary (the “Bank”), other than those that are compensated on a commission basis, participate in the annual cash incentive plan with the opportunity to earn at least 10% of their annual salary, or base wages, in incentive payments at target levels of performance, and each associate participates in the equity incentive plan and receives an annual equity grant. In addition to the above, we offer associates paid time off, a minimum of ten firm-wide holiday observances and paid parental leave upon the birth or adoption of a child.

Maintaining a work environment and culture where all associates feel valued and respected and have an opportunity to advance within the Company has been an important part of the fabric of our company from its beginning. The Company has won numerous awards tied to culture and associate engagement and the Company regularly surveys its associates about what it is doing well and what it can do better.
An engaged and diverse workforce that represents the communities where the Company operates is also something we work hard to foster within our company. The Company has a written diversity and inclusion policy which is available on its website that more formally reflects the Company’s values in this important area.
[DIVERSITY AT PINNACLE FINANCIAL]

SENIOR LEADERSHIP TEAM	LEADERSHIP TEAM		WORKFORCE
	Women	Minorities
Enhancing the diversity of the Company’s workforce has been something that has been a focus of the Company since its formation. Female associates have always made up a significant percentage of the Company’s workforce and at December 31, 2021, more than 66% of the Company’s associates were women and approximately 15% were minorities. Among the Company’s 139-person Leadership Team, women make up approximately 33% of these associates, up from 13% in 2010 while minorities account for 6% of the Leadership Team members, up from less than 1% in 2010. Additionally, the Company's senior leadership team made up of a subset of these Leadership Team members consists of 12 associates, two of whom are women, one of whom is also a minority and one male that is a minority. Additionally, during 2021 leaders in 11 markets participated in diversity and inclusion meetings with the Company's Human Resources leadership to discuss hiring strategies, pipelines and equal employment opportunity and affirmative action topics. The Company intends to expand these discussions in 2022.
Since its founding in 2000, the Company has been involved in supporting local nonprofits through volunteerism, financial contributions and nonprofit banking services. Since 2011, the Bank’s associates have regularly contributed more than 20,000 volunteer hours annually to over 500 nonprofits. That includes the Company’s participation in the annual Make a Difference Day, where teams choose projects ranging from helping a client in a difficult situation to teaming up with a local nonprofit organization to meet a specific need.

2022 Proxy Statement	9

Environmental, Social and Corporate Governance
The Company has a strong track record of financial support to nonprofits and charitable causes. Pursuant to a strategic objective, at least one percent of pre-tax profits go to support community investment programs annually. During 2021, $624.2 million was committed to community development representing 1.72% of total assets, including a $2.0 million investment in Pathway Lending earmarked for helping small businesses and individuals affected by the COVID-19 pandemic. By evaluating the causes its associates put their time and energy into, the Company seeks to align charitable giving with that of its associates. The Company gives to support four major causes: education; health and human services; the arts; and economic development.
The Company has an experienced group of financial advisors who specialize in the financial needs of nonprofit organizations, providing traditional loan and deposit services and also advice on investment policy and giving programs. One aspect of economic development has become our top community priority: affordable housing.

In connection with this focus, the Company has:
•provided financing through grant funding for more than 1,516 affordable housing units since 2003,
•serviced the mortgages on nearly 1,200 Habitat for Humanity homes at no cost to Habitat or the homeowners,
•provided grant funding for down payment assistance for more than 200 affordable single-family homes,
•opened an Individual Development Account program to match down payment funds helping more than 259 families buy their own homes since 2017, and
•helped more than 100 families remain in their homes through grant funding, counseling services and assistance from the state.

The Company also seeks to enhance the neighborhoods in which it operates by including bicycle racks, pedestrian-friendly crosswalks, proximity to transit, and the use of native landscaping as well as constructing facilities in brownfield sites and Opportunity Zones when appropriate and available.
SHAREHOLDER RESPONSIBILITY
The Company maintains an active presence in the investor community with a combination of press releases regarding interim developments in the markets in which we operate, quarterly investor earnings calls which are widely publicized, and participation in frequent investor conferences and roadshows. During 2021, the Company met with 263 active investors and attended (in-person or virtually) 17 unique events.
[QUARTERLY DIVIDEND]
The Company initiated payment of a quarterly dividend of $0.08 per share of common stock in the fourth quarter of 2013 and has since increased the dividend to $0.12 beginning in the first quarter of 2015, to $0.14 beginning in the first quarter of 2016, to $0.16 beginning in the fourth quarter of 2018 and to $0.18 during the first quarter of 2021. During the first quarter of 2022, the Company's Board declared and increased the cash dividend to $0.22 per common share. The amount and timing of all future dividend payments by the Company, if any, is subject to the discretion of the Board and will depend on its receipt of dividends from the Bank, earnings, capital position, payment of dividends on the Series B Preferred Stock, financial condition and other factors, including regulatory capital requirements, as they become known to the Company and receipt of any regulatory approvals that may become required as a result of each of the Company’s or the Bank’s financial results.

10	Pinnacle Financial Partners, Inc.

Environmental, Social and Corporate Governance
On November 13, 2018, the Company announced that the Board had authorized a share repurchase program for up to $100.0 million of outstanding Common Stock and on October 15, 2019, the Board approved an additional $100.0 million of repurchase authorization. The initial repurchase program expired on March 31, 2020 and the additional $100.0 million authorization expired on December 31, 2020, though it had been suspended since the end of the first quarter of 2020 due to uncertainty surrounding the pandemic. Between November 13, 2018 and December 31, 2019, the Company repurchased approximately 1.5 million shares of Common Stock at an aggregate cost of $82.1 million pursuant to these authorizations. During the quarter ended March 31, 2020, the Company repurchased approximately 1.0 million shares of Common Stock at an aggregate cost of $50.8 million. The Company's last purchase of shares of Common Stock occurred on March 19, 2020. On January 19, 2021, the Board authorized a share repurchase program for up to $125.0 million of outstanding Common Stock. The authorization for this program will remain in effect through March 31, 2022. On January 18, 2022, the Board authorized a share repurchase program for up to $125.0 million of outstanding Common Stock to commence upon expiration of the existing share repurchase program that is set to expire on March 31, 2022. This authorization is to remain in effect through March 31, 2023.
COMMUNICATIONS WITH MEMBERS OF THE BOARD
The Company’s Board has established procedures for the Company’s shareholders to communicate with members of the Board. Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.
CORPORATE GOVERNANCE GUIDELINES
The Company’s Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the Company’s Corporate Governance Guidelines by clicking on the “Governance Documents” link in the “Investor Relations” section of the “About Pinnacle” tab of the Company’s website at www.pnfp.com. Also, the Company has included other corporate governance documents such as the Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Risk Committee Charter and Code of Conduct on the Company’s website as well.
DIRECTOR AGE LIMIT
The Company’s Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the Board of Directors at that meeting by the Nominating and Corporate Governance Committee. Consequently, Ronald L. Samuels could not be nominated for another term on the Company’s Board of Directors and his current term as director will expire immediately following the Meeting.

2022 Proxy Statement	11

Environmental, Social and Corporate Governance
DIRECTOR INDEPENDENCE
The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an “independent director” within the meaning of Nasdaq Listing Rule 5605(a)(2):

Abney S. Boxley, III	Charles E. Brock	Renda J. Burkhart
Gregory L. Burns	Marty G. Dickens	Thomas C. Farnsworth, III
Joseph C. Galante	Glenda Baskin Glover	David B. Ingram
Decosta E. Jenkins	Reese L. Smith, III	G. Kennedy Thompson

Conversely, M. Terry Turner, Richard D. Callicutt, II, Robert A. McCabe, Jr. and Ronald L. Samuels are not considered independent. As a result, the Company considers 75% of its directorate independent at this time. Following the meeting and with Mr. Samuel's departure from the Board, the independence of the Company’s board directorate will be 80%. In determining director independence the Board and the Nominating and Corporate Governance Committee considered the following relationships and transactions:
•Under Nasdaq Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence. In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from a company for any twelve-month period during the preceding three years. Messrs. Turner, Callicutt and McCabe are executive officers of the Company and the Bank, and accordingly, are not considered independent.
•Mr. Samuels was employed by the Company and the Bank upon the Company’s acquisition of Avenue Financial Holdings, Inc. in July 2016 and remained an employee of the Company and the Bank until his retirement on June 30, 2019. Given that at least three years had not elapsed since Mr. Samuels’ retirement from the Company and the Bank at the time of the independence determination, Mr. Samuels is not considered independent.
•Mr. Jenkins is the President and CEO of the Nashville Electric Service (“NES”), on whose board of directors Mr. McCabe currently serves. As is customary for government employees, Mr. Jenkins is assigned a salary grade level based on his position with his actual salary being set within a range of amounts for that grade level. A third party consultant provides the NES board with a recommendation for Mr. Jenkins’ salary within the grade level range and the NES board of directors subsequently approves Mr. Jenkins’ salary based on that recommendation. Mr. Jenkins announced in December 2020 that he is expected to retire as President and CEO of NES, effective June 1, 2022. Mr. Jenkins serves on the Community Affairs Committee and the Bank’s Trust Committee.
In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with the Bank and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank. For more information regarding these loans, see “Certain Relationships and Related Party Transactions” of this proxy statement.
In 2021, the independent directors held two meetings at which only independent directors were present (i.e., “executive sessions”). In 2017, the independent directors determined that the chairman of the Company’s Nominating and Corporate Governance Committee will serve as lead independent director and chairman of such executive sessions and at all other meetings of non-management directors (the “Lead Director”). As such, the Lead Director is responsible for communicating any matters resulting from these executive sessions to management, in most cases to the CEO, pursuant to the instructions of the independent directors. In connection with her appointment as Chairman of the Nominating and Corporate Governance Committee as of March 1, 2021, Dr. Glover assumed the position of Lead Director and she continues to hold both positions.

12	Pinnacle Financial Partners, Inc.

Environmental, Social and Corporate Governance
BOARD COMPOSITION and Board Diversity matrix
The Company’s Board is currently composed of 16 individuals, though the term of one of its members, Ronald L. Samuels, will end immediately following the Meeting as Mr. Samuels was not re-nominated to the Board as he has reached the age limit for director service set forth in the Company’s Corporate Governance Guidelines. As a result, the Board has determined to reduce the size of the Board to 15 members effective as of the expiration of Mr. Samuel’s term.

During 2021, the Board was composed of 2 women (or 12.5% of the total Board) and 2 minorities (or 12.5% of the total Board). Should the Nominating and Corporate Governance Committee and the Board decide to add directors in the future, as it did in 2021 with the addition of Mr. Jenkins, either as a result of increasing the size of the Board or filling vacancies that arise when existing directors leave the Board, the Nominating and Corporate Governance Committee and the Board will continue its historical practice of considering, among other factors, the gender, ethnic and racial composition of the Board when identifying and evaluating candidates.

The table below provides certain diversity information regarding our Board as of March 7, 2022. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).
BOARD DIVERSITY MATRIX (AS OF MARCH 7, 2022)

TOTAL NUMBER OF DIRECTORS: 15	FEMALE	MALE	NON-BINARY	DID NOT DISCLOSE GENDER
Part I: Gender Identity
Directors	2	13	-	-
Part II: Demographic Background
African American or Black	1	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	12	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-
The individuals added to the Board in connection with acquisitions completed by the Company since the second half of 2015 were the result of negotiations between the Company and the acquired companies. The addition of these ten individuals, and two other members of the Company’s Board added in 2015 as well as the appointment of Decosta E. Jenkins effective March 1, 2021, has resulted in a significant refreshment of the Board in the last six years. Seven of the directors nominated for election at the Annual Meeting have served on the Board for six or fewer years, while four have served on the Board between seven and ten years and four have served for longer than ten years.
The Nominating and Corporate Governance Committee, and the full Board, are evaluating the size of the Board and whether to add new directors, including as existing Board members reach the age limits for service on the Board set out in the Company’s Corporate Governance Guidelines as two directors will do over the next three years, or reduce the size of the Board. In January 2021, the Board adopted an amendment to the Company’s Corporate Governance Guidelines that, among other changes, formalized the Board’s belief that 12 to 18 members is currently the optimal size.
DIRECTOR QUALIFICATIONS
The Company’s Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company’s Board. The Company’s Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the “Nominee Procedures”) that contain certain minimum qualifications for candidates, including those candidates identified by the Company’s shareholders. The Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.

2022 Proxy Statement	13

Environmental, Social and Corporate Governance
In the last few years, the Board has adopted amendments to the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee. As a result of these amendments, each of the Board and Nominating and Corporate Governance Committee has formalized its historical practice of giving consideration to the diversity of the Board, including as it relates to gender, race, ethnicity and political and social viewpoints, as well as the more traditional factors of age, business acumen, market representation and professional experience when considering the appointment of individuals for initial election to the Board.
The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Nominating and Corporate Governance Committee’s judgment:
•be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;
•meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and
•possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.
In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:
•is of the highest ethical character and shares the core values of the Company as reflected in the Company’s Corporate Governance Guidelines and the Company’s Code of Conduct;
•has a reputation, both personally and professionally, consistent with the image and reputation of the Company;
•has recognized accomplishments in the candidate’s field;
•has expertise and experience that would complement the expertise and experience of other members of the Board;
•has the ability to exercise sound business judgment;
•has the ability to work in a collegial manner with persons of diverse educational, business and cultural backgrounds;
•has an ability and willingness to keep an open mind when considering matters affecting interests of the Company and its constituents;
•has an ability and willingness to commit sufficient time and attention to discharge his or her obligations as a member of the Board;
•has strong community ties in the Company’s banking markets or with the business community that can assist the Company from time to time in its business development efforts;
•shows a commitment to act in the best interests of the Company and its constituents; and
•is able to objectively assess Board, committee and management performances.
The Nominating and Corporate Governance Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see “Proposal #1: Election of Directors - Nominees for Election to the Board”.
SERVICE LIMITATIONS FOR OTHER PUBLIC COMPANY BOARDS OF DIRECTORS
The Company’s Corporate Governance Guidelines limit the number of public company boards of directors on which the Company’s directors may serve. Generally, non-employee directors may serve on the Company’s Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards. Employee directors are limited to the Company’s Board plus two other public company boards.

14	Pinnacle Financial Partners, Inc.

Environmental, Social and Corporate Governance
PROCESS FOR IDENTIFYING CANDIDATES
The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company’s Board through conversations with members of the Board, senior management and other members of the communities served by the Company.
The Nominating and Corporate Governance Committee also considers nominees proposed by the Company’s shareholders in accordance with the provisions contained in the Company’s Bylaws. The Nominating and Corporate Governance Committee considers candidates recommended by the Company’s shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the “Director Qualifications” and “Evaluation of Candidates” sections of this proxy statement. Under the Company’s Bylaws, any shareholder may nominate a person for election to the Company’s Board at an annual meeting of shareholders or special meeting of shareholders called for the purpose of electing directors by providing timely notice of such nomination to the Secretary of the Company. Generally, to be timely, the written notice must be received by the Secretary within the following time periods:
•in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after such anniversary date, or (B) no annual meeting was held during the preceding year, to be timely the shareholder notice must be received no later than the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first; and
•in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the shareholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than 90 days before such special meeting or, if later, the tenth day after the day on which public disclosure of the date of such meeting is first made.
In addition to timely notifying the Company of a proposed nominee, a shareholder must also provide the Company with certain information including information regarding the nominee and the shareholder proposing the nominee within the time periods outlined in the Company’s Bylaws. The foregoing is a summary of the requirements for shareholders to nominate persons for election to the Board of Directors, which requirements are set out fully in the Company’s Bylaws and the foregoing description is qualified by reference to the full text of the Bylaws. You should consult the Bylaws for more detailed information regarding the processes by which shareholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. The Board will not entertain any nominations that do not comply with these requirements.
EVALUATION OF CANDIDATES
The Nominating and Corporate Governance Committee will consider all candidates for initial election to the Board nominated through the processes described above in accordance with the procedures described under this “Evaluation of Candidates” section. The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members. When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.
If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee, acting with the participation of the Company’s Chief Executive Officer and Chairman of the Board, will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company’s corporate secretary’s office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate. The Nominating and Corporate Governance Committee of the Company will consider the candidate’s qualifications, including the individual’s background, skills and abilities, whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate’s qualifications and characteristics fulfill the needs of the Board at that time. The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company’s Board. On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board.

2022 Proxy Statement	15

Environmental, Social and Corporate Governance
BOARD LEADERSHIP STRUCTURE
Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate. Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company’s formation. M. Terry Turner currently serves as a director and as the Company’s President and Chief Executive Officer and has also held these positions since the Company’s formation. Additionally, pursuant to the Company’s Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over periodic meetings of all independent directors and is customarily the Chair of the Nominating and Corporate Governance Committee. The Lead Director’s responsibilities include, among other things, supporting the President and Chief Executive Officer in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board. The Lead Director chairs executive sessions of the independent directors at which neither the Chairman nor the President and Chief Executive Officer are present.
The Board has six committees, which are the Executive Committee, the Audit Committee, the Community Affairs Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee, all of which are discussed in more detail below. Certain directors also serve on a Bank board committee, the Trust Committee, which assists the board of the Bank in monitoring certain Bank trust operations. There is also a Directors’ Loan Committee, which, should certain asset quality thresholds be exceeded, will assist the Board in monitoring management’s efforts to improve the soundness of Pinnacle Bank. Because the asset quality thresholds of the Company are better than the amounts required for the Directors’ Loan Committee to convene, this committee did not meet in 2021 and has not met since 2011.
The Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee are composed entirely of independent directors within the meaning of that term in the Nasdaq Listing Rules and the rules and regulations of the SEC.
The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight. The Company’s Chairman, Robert A. McCabe, Jr., is highly involved in the day to day operations of the Company. His responsibilities include but are not limited to:
•Serving as the lead business development officer for commercial clients and affluent consumers within the Company’s Tennessee markets.
•Direct responsibility for the strategic direction of the various fee businesses of the Company, including wealth management, investment services, trust and insurance services.
•Serving as chairman of the Company’s asset liability management committee.
Likewise, the Company’s President and Chief Executive Officer, M. Terry Turner, is chairman of the Board’s Executive Committee and is also charged with overseeing day to day operations of the Company. His responsibilities include but are not limited to:
•Direct responsibility for the overall strategic direction of the Company.
•Providing leadership to the Company’s various communication channels both internal and external, including media and investor relations.
•Serving as chairman of the Company’s Leadership Team and Senior Leadership Team.
Messrs. McCabe and Turner each own a significant amount of Company Common Stock with Mr. McCabe beneficially owning 510,788 shares and Mr. Turner beneficially owning 212,448 shares, in each case as of the Record Date. Collectively, the Board of Directors and executive officers of the Company beneficially owned 1,603,818 shares of Common Stock as of the Record Date.
Although people actively employed by the Company provide the primary source of day to day leadership, their actions are still subject to the oversight of the independent Board members and its committees. Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director. Additionally, the Executive Committee, two-thirds of the members of which currently consist of independent directors, meets at least twice per quarter while the Risk Committee, which is composed entirely of independent directors, meets on a quarterly basis. Finally, over three-fourths of the Board is independent (and will be four-fifths following the Meeting) and given the independence of the members of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.

16	Pinnacle Financial Partners, Inc.

Environmental, Social and Corporate Governance
RISK OVERSIGHT
The Company places great emphasis on risk oversight beginning with its Board of Directors. The flow of risk oversight at the Company is as follows:

BOARD OF DIRECTORS

•The Board is responsible for providing oversight of the Company's risk management processes and in doing so seeks to achieve an appropriate balance between risk and return.
•In its oversight role of our risk management function, the Board, acting principally, but not exclusively, through a Risk Committee of the Board, which the Board established on March 1, 2017 and is comprised solely of independent directors, focuses on the strategies, analyses and conclusions of management relating to identifying, understanding and managing risks so as to seek to optimize total shareholder value, while balancing prudent business and safety and soundness considerations.

BOARD COMMITTEES	RISK

RISK COMMITTEE
•The Risk Committee fulfills the overarching oversight role for the risk management process, including approving risk appetite and tolerance levels, risk policies and limits, monitoring key and emerging risks, and reviewing risk assessment results.
•In carrying out its responsibilities, the Risk Committee works closely with the Company's Chief Risk Officer and other members of the Company's senior risk management team.
•The Risk Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on risk management, including management's assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures.
•The Risk Committee periodically reports on risk management to the full Board.
COMPENSATION COMMITTEE The Compensation Committee considers the risks that may be implicated by our executive compensation programs.
The Board and members of senior management have identified the following major categories of risk:
•capital risk
•liquidity risk
•credit risk
•strategic risk
•reputational risk
•operational risk (including IT cyber and BSA/AML)
•compliance risk
•HR employment practices risk
•non-bank activities risk

AUDIT COMMITTEE The Audit Committee takes into account risk assessment in its review of the Company's internal and external audit programs.

MANAGEMENT

•The Chief Risk Officer chairs the Enterprise-wide Risk Management Committee (“ERMC”), which is composed of many of the Company’s senior executives, including the Company’s Chief Audit Executive who is responsible for the Company’s internal audit function, and subject matter experts.
•Under its charter, the ERMC meets on a regular basis throughout the year with members of management and associates involved in other key operational areas of the Bank and is responsible for providing oversight and evaluation of the Company's various areas of risk, monitoring of risk and the mitigation of risks.
•The Chief Risk Officer also reports to the Risk Committee on trends, direction of risks, actions taken by management within the risk categories and top risks and concerns.

We discuss our risk management approach in the Risk Management section of Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
For a discussion of the Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis” of this proxy statement.

2022 Proxy Statement	17

Environmental, Social and Corporate Governance
CODE OF CONDUCT
The Company has a Code of Conduct that applies to the Company’s associates and directors. The purpose of the Code of Conduct is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct. Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.
Under the Sarbanes-Oxley Act of 2002 and the SEC’s related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company’s Chief Executive Officer and senior financial officers are bound by the Company’s Code of Conduct which contains provisions consistent with the SEC’s description of a Code of Ethics.
A copy of the Company’s Code of Conduct can be obtained by clicking on the “Governance Documents” link in the “Investor Relations” section under the “About Pinnacle” tab of the Company’s website at www.pnfp.com. The Company intends to disclose any amendments to, or waivers from, the Code of Conduct with respect to its directors and officers that are required to be disclosed in accordance with the rules and regulations of the SEC and the Nasdaq Stock Market. If such disclosure is made on the Company’s website it will be located in the “Investor Relations” section of the Company’s website at www.pnfp.com.
BOARD MEMBER ATTENDANCE AT ANNUAL MEETING
The Company encourages each member of the Board to attend the Meeting. All of the Company’s current directors who served on the Board at that time attended the 2021 annual meeting of shareholders which was held virtually in light of the COVID-19 pandemic.

18	Pinnacle Financial Partners, Inc.

PROPOSAL 1 ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) directors. The terms for all of the Company’s incumbent directors expire at the Meeting. Each of the Nominating and Corporate Governance Committee and the Board has determined that all eligible candidates, with the exception of M. Terry Turner, Robert A. McCabe, Jr. and Richard D. Callicutt, II, qualify as independent under the Nasdaq Listing Rules requiring that a majority of the Board meet required independence criteria. Directors are elected until their respective successors are duly elected and qualified. Directors elected by the Board to fill board vacancies are required to stand for election by the shareholders at the next annual meeting following their election. The nomination of each of the nominees has been approved by the Nominating and Corporate Governance Committee.
Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby “FOR” each of the nominees as listed. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable or unwilling to serve, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board or, alternatively, the Board may vote to reduce the size of the Board.
All of the Company’s directors also currently serve as directors of the Bank, and are expected to continue so serving following the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSED DIRECTOR NOMINEES.

NOMINEES FOR ELECTION TO THE BOARD
The biographies of each of our Board nominees appearing below contain information, as required by SEC regulations, regarding the person’s service as a director, business experience, service currently or at any time during the last five years on the boards of other companies that are SEC registered public companies, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

2022 Proxy Statement	19

Proposal 1 Election of Directors

ABNEY S. BOXLEY, III (64)	DIRECTOR SINCE JUNE 16, 2017

Since December 2021, Mr. Boxley has served as Chairman of Boxley Ready Mix, a ready mix concrete manufacturer. From October 2018 to December 2020, Mr. Boxley has served as East Region President of Summit Materials, Inc., a SEC registered construction materials company. From January 2021 through December 2021, Mr. Boxley served as Executive Vice President of Summit Materials . From 1988 to October 2018, Mr. Boxley served as president and chief executive officer of Boxley Materials Company, a construction materials producer. In these positions, Mr. Boxley gained extensive financial management, governance, and strategic analysis experience and has been involved in numerous merger and acquisition activities. His recent experience includes service on two audit committees as well as board oversight in a broad range of business and cultural organizations. Mr. Boxley was a founding director of Valley Financial Corporation (“Valley”), a SEC registered public bank holding company, and Valley Bank, which BNC Bancorp (“BNC”) acquired in July 2015, and served as chairman of the Valley board and chairman of that board’s executive committee.
Mr. Boxley served as a director of BNC, a SEC registered public bank holding company from July 2015 until June 16, 2017, when the Company acquired BNC. Mr. Boxley has also served as a director of the following entities during the past five years: Boxley Materials Company, Graham-White Manufacturing, Carilion Clinic, Episcopal High School, Alexandria, VA, Virginia Foundation for the Arts and Sciences/Center in the Square, the Business Council, Roanoke Regional Partnership, the Roanoke Valley Development Foundation, the Virginia Western Community College Educational Foundation and Go Virginia Regional Council, none of which are SEC registered public companies. Since 1994, Mr. Boxley has served on the board of directors of RGC Resources, Inc., a SEC registered public natural gas company, where he serves on the audit committee and the compensation committee, and since March 2018 has served on the board of directors of Insteel Industries, Inc., a SEC registered public steel wire manufacturing company. He received his B.A. in Economics from Washington and Lee University and his M.B.A. from the University of Virginia.
Mr. Boxley’s deep understanding of mergers and acquisitions, business development, public company processes and institutional knowledge of the financial services sector make him a valuable member of the Board. As a Virginia native and resident, he also provides the Board with important knowledge of a principal geographic market for the Company.

CHARLES E. BROCK (57)	DIRECTOR SINCE JULY 31, 2015

Mr. Brock is the president of Brock Partnerships, LLC, which focuses on entrepreneurial and investment initiatives in his hometown of Chattanooga, TN. From January 2013 until September 2018, Mr. Brock served as president and chief executive officer of Launch Tennessee, a state-wide initiative to harness innovation, capital and the entrepreneurial spirit to make Tennessee the best place in the Southeast to start a business. From 2009 to 2012 he was the managing partner of and currently is the board chairman and director of FourBridges Capital Advisors, a middle-market investment bank based in Chattanooga, Tennessee that serves clients throughout the Southeast. Mr. Brock has also served as the executive entrepreneur of CoLab, whose mission is to support entrepreneurs in the southeast Tennessee region. Additionally, he is a founding partner of Chattanooga Renaissance Fund, Chattanooga’s first angel capital group committed to helping fund and mentor startup companies in the region. In 1998, Mr. Brock helped start Foxmark Media, growing it into one of the nation’s leading mall advertising companies, operating in more than 35 markets. As the company’s CEO and largest shareholder, he structured three rounds of private financing before selling the company in 2006 to Australian based EYE Corp, one of the world’s leading out-of-home media companies. Prior to starting Foxmark, Mr. Brock held marketing and sales positions with Brock Candy Company and its successor, Brach and Brock Confections. Mr. Brock was an organizer and director of CapitalMark Bank & Trust in Chattanooga, which the Company acquired in July 2015. Mr. Brock currently serves as the board chair of the Community Foundation of Chattanooga, CoLab, and the Chattanoog Advisory Council for Pathway Lending. In addition, he serves as a board member for the Hunter Museum and Outreach Haiti. Mr. Brock earned his bachelor’s degree from the University of the South, where he is a former member of the Board of Trustees. He holds a Series 7 and Series 63 license, and is also a Series 24 Registered Securities Principal. He is a director of Dixie Group, Inc., an SEC-registered company that manufactures and sells carpets and rugs.
Mr. Brock’s extensive and ongoing experience with emerging growth companies, entrepreneurs, and small and medium-sized private businesses in Tennessee and the Southeast provides the Board with exceptional insight and perspective for the Company’s primary market of small to medium-sized business and financially successful individuals. As a Chattanooga native and resident, he also provides the Board with important knowledge of a principal geographic market for the Company.

20	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

RENDA J. BURKHART (67)	DIRECTOR SINCE JUNE 17, 2015

Since September 2021, Ms. Burkhart has served as Managing Partner of Family Office division of Dixon Hughes Goodman LLP. Previously, Ms. Burkhart was the founder, and from 1982 until it joined Dixon Hughes Goodman LLP in September 2021 President of Burkhart & Company, P.C., a Knoxville-based certified public accounting firm that offered financial, accounting and tax consulting services to entrepreneurs and high net worth families. Ms. Burkhart also co-founded Concorde Technologies, Inc., which provided integration of information system technologies and software solutions in specialized commercial environments. She was that company’s president through 1996. Before becoming an entrepreneur, Ms. Burkhart worked in the tax division of a large accounting firm. Ms. Burkhart has served on numerous boards of public and private foundations, non-profit organizations and closely held businesses. She currently chairs the board of University Health Systems a tertiary healthcare system serving a 22 country region. Ms. Burkhart is a Certified Public Accountant and member of the American Institute of CPAs. She earned her bachelor’s degree from the University of Tennessee.
Ms. Burkhart provides the Board with valuable insight into the Knoxville business and individual markets, and her accounting experience and expertise provide strong support to the Executive, Risk and Trust Committees of the Board of the Company and the Bank. She remains an active member of the community and networks nationally among businesses serving high net worth families. Through her numerous community and professional activities, she has insight into financial markets including banking, investment management, trust and risk management.

GREGORY L. BURNS (67)	DIRECTOR SINCE JUNE 17, 2001

Mr. Burns is President of Gregory Burns Consulting Group, LLC. Previously he was founder, president and chief executive officer of NeighborMD Management, LLC, a developer and operator of NeighborMD Urgent Care centers, which was started in 2010 and was acquired by Urgent Care Enterprises, a joint venture between Tri-Star Health and Care Spot Express Healthcare on April 12, 2013. Prior to his retirement on February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O’Charley’s Inc., then a SEC registered public restaurant company, headquartered in Nashville, Tennessee. Mr. Burns joined O’Charley’s in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O’Charley’s, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse.
Mr. Burns currently serves on the Advisory Board of the University of Kentucky Gatton School of Business and recently retired from his position on the board of the Nashville Public Education Foundation where he was past chairman and served for twenty years. His other civic activities have included serving as chair and board member of the Nashville Chapter of the American Cancer Society and the Nashville Sports Council, the board of The Dan and Margaret Maddox charitable fund, and as a board member of the Nashville Ballet, the Music City Bowl, the Vanderbilt Ingram Cancer Center, the Nashville Area Red Cross and the Nashville Symphony. Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.
Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O’Charleys Inc., which at that time was a SEC registered public restaurant company. He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications. Mr. Burns has been designated as an “audit committee financial expert” by the Board.

RICHARD D. CALLICUTT (63)	DIRECTOR SINCE JUNE 16, 2017

Mr. Callicutt serves as Chairman of the Carolinas and Virginia of the Company and the Bank. Mr. Callicutt served as the president and chief executive officer of BNC from June 2013 until June 16, 2017 when the Company acquired BNC. He was employed by Bank of North Carolina, BNC’s banking subsidiary, from 1991 until June 16, 2017, serving as its president and chief executive officer from June 2013 to June 16, 2017, and BNC from its organization in 2002 until June 16, 2017. He also served as a director of BNC and Bank of North Carolina from 2003 until June 16, 2017. Mr. Callicutt currently serves on the Board of Trustees of High Point University, and as a Board member of the North Carolina Chamber of Commerce.
Mr. Callicutt earned a B.S. degree from High Point University. Mr. Callicutt has over 30 years of banking experience. The Board believes that Mr. Callicutt’s extensive executive experience and deep institutional knowledge of all operational aspects of BNC’s business prior to its merger with the Company and his day-to-day experiences serving as the Company’s Chairman of the Carolinas make him a valuable addition to the Board.

2022 Proxy Statement	21

Proposal 1 Election of Directors

MARTY G. DICKENS (74)	DIRECTOR SINCE JULY 5, 2016

Mr. Dickens was President of BellSouth/AT&T TN from 1999 until his retirement in October 2007, having served at the company since June 1969. Mr. Dickens served as chairman of the board of trustees of Belmont University from January 2004 until June 2021 and currently serves as chairman of the board of Lee Company and Blue Cross/Blue Shield of Tennessee and on the board of Smith Seckman and Reed, none of which are SEC registered public companies. Mr. Dickens serves on the Executive Committee and is a past chairman of the YMCA of Middle Tennessee. Mr. Dickens served as a director of Avenue Financial Holdings, Inc. (“Avenue”), a SEC registered public bank holding company, from 2006 to July 1, 2016, when the Company acquired Avenue.

Mr. Dickens served from January 2010 until December 2021 as chairman of the Convention Center Authority, which was responsible for the financing, construction and now the operation of the Music City Center. Mr. Dickens has also served as the past chairman of the Nashville Area Chamber of Commerce and the Nashville Convention and Visitors Bureau. In 2016, Mr. Dickens was inducted into the Junior Achievement Nashville Business Hall of Fame.

Mr. Dickens’ leadership experience and extensive community contacts in the Nashville community, together with his experience as chief executive officer of a regulated utility company, make him a valuable member of the Board.

THOMAS C. FARNSWORTH, III (55)	DIRECTOR SINCE SEPTEMBER 1, 2015

Mr. Farnsworth has spent his entire business career at Farnsworth Investment Company - a real estate development firm - and is its president. In addition to serving on the Board, Mr. Farnsworth serves on the board of the Memphis Zoo, Inc. and became its chairman in 2017, and serves on the board as a legacy member of the Assisi Foundation of Memphis, and is its vice-chairman. He earned a bachelor’s degree in economics from Southern Methodist University.

Mr. Farnsworth served as a director of Magna Bank from 2004 until its merger with Pinnacle Bank on September 1, 2015.

Mr. Farnsworth’s business experience provides valuable knowledge regarding commercial real estate activities and insight into the Memphis business market.

JOSEPH C. GALANTE (72)	DIRECTOR SINCE JULY 5, 2016

Mr. Galante was chairman of Sony Music from January 1995, until he stepped down in July 2010. He helped launch the careers of Alabama, Clint Black, Kenny Chesney, Sara Evans, Dave Matthews, Wu Tang Clan, SWV, The Judds, Lonestar, Martina McBride, K.T. Oslin, Kellie Pickler, Carrie Underwood, Keith Whitley, Chris Young and many more. His leadership bolstered the careers of such superstars as Brooks & Dunn, Alan Jackson, Miranda Lambert and Brad Paisley. Mr. Galante served as a director of Avenue from 2006 to July 1, 2016, when the Company acquired Avenue.
Mr. Galante serves on the boards of the Country Music Association, Made In Network, Fishbowl Spirits and, since September 2018, Cumberland Pharmaceuticals Inc., a SEC registered public pharmaceutical company. He is currently a mentor in residence at the Entrepreneur Center in Nashville.
Mr. Galante’s extensive experience and contacts in the music industry, and his involvement and support in the entrepreneurial development in the Nashville community, make him a valuable member of the Board.

22	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

GLENDA BASKIN GLOVER (69)	DIRECTOR SINCE DECEMBER 1, 2013

Dr. Glover is a certified public accountant and an attorney. She has served as president of Tennessee State University since January 2013. From 1994 to 2012, Dr. Glover was the Dean of the College of Business at Jackson State University in Jackson, Miss., where she led the College of Business throughout the accreditation process and spearheaded the implementation of the nation’s first Ph.D. in business at a historically black college and university.
Her other previous roles include serving as chairperson of the Department of Accounting at Howard University, chief financial officer of an engineering firm, tax manager at a major public utility company and accountant with a Big-Four CPA firm.
Dr. Glover has previously served as a corporate board member of three other SEC registered public corporations: Citigroup-Student Loan Corporation, American Learning Corporation and First Guaranty Bancshares. She served as either chair of the audit committee or as a financial expert on each board. In July 2018, Dr. Glover was appointed International President of Alpha Kappa Alpha Sorority, Incorporated.
She earned her bachelor’s degree from Tennessee State University, an MBA from Clark Atlanta University and completed her doctorate in business at George Washington University. She later completed her law degree from Georgetown University.
Dr. Glover’s experience as a director of other publicly held companies, including other financial institutions, her deep expertise on accounting and corporate governance matters, and her relationships with other leaders in the higher education and African-American communities make her a valuable addition to the Board.

DAVID B. INGRAM (59)	DIRECTOR SINCE JULY 5, 2016

Mr. Ingram has served as chairman of Ingram Entertainment Inc., the nation’s largest distributor of DVDs and video games, since April 1996. From April 1996 through August 2012, Mr. Ingram also served as president of Ingram Entertainment Inc. Beginning January 1, 2022, Mr. Ingram became Chairman and CEO of Ingram Entertainment, Inc. upon the retirement of its previous CEO. Mr. Ingram also served as chairman of DBI Beverage Inc., an operator of beverage distributorships in nine major markets in California, from February 2002, when he founded that company, to September 2019 upon the sale of the business. Mr. Ingram served as a director of Avenue from 2006 to July 1, 2016, when the Company acquired Avenue.
Prior to these roles, he served as assistant to the treasurer of Ingram Industries Inc. and as a development officer at Duke University. Mr. Ingram is currently chairman of the Montgomery Bell Academy Board of Trustees and chairman of the Vanderbilt Owen Graduate School of Management Board of Visitors, and president of The Golf Club of Tennessee.
Mr. Ingram’s leadership experience and business contacts in the Nashville community make him a valuable member of the Board.

DECOSTA E. JENKINS (66)	DIRECTOR SINCE MARCH 1, 2021

Mr. Jenkins is the president and CEO of Nashville Electric Service (NES), one of the largest public utilities in the United States. He joined NES in 1991, serving as a senior vice president and chief financial officer before being appointed to the CEO post in 2004. Prior to that, he spent 11 years at Deloitte working in the audit department for private and public companies.
Jenkins is a certified public accountant and earned an accounting degree from the University of Tennessee. He is chairman of the board of the Community Foundation of Middle Tennessee and immediate past chair of the American Public Power Association (APPA). Mr. Jenkins also serves on the board of trustees at the University of Tennessee and is a member of several civic boards including the Nashville Area Chamber of Commerce, Seven States Power Corporation, YMCA of Middle Tennessee and Samaritan Ministries/Project S.E.E. He also serves as a member of regional and national bodies addressing civic, energy and climate issues, including the APPA CEO Climate Change and Generation Policy Task Force.
Mr. Jenkins’ is one of Nashville’s most prominent civic and business leaders with deep financial and operational expertise and experience and the Company believes his knowledge, expertise and experience and long history of community involvement as well as his background in accounting will make him a valuable member of our Board.

2022 Proxy Statement	23

Proposal 1 Election of Directors

ROBERT A. MCCABE, JR. (71)	DIRECTOR SINCE FEBRUARY 28, 2000

Mr. McCabe is one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976 following four years of military service. From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American’s east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American’s Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation. In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American’s merger with AmSouth Bancorporation in October 1999.
Mr. McCabe also serves as a director of NES, a municipal electric distribution company and as a director of National Health Investors of Murfreesboro, Tennessee, a SEC registered public healthcare real estate investment company. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc., a SEC registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. He was also a director of SSC Services of Knoxville, Tennessee which was sold in 2010.
Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President’s Organization, Chief Executives Organization, served as the Chairman of the Board of Trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also a past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership. Mr. McCabe is the immediate past chairman of the Nashville Area Chamber of Commerce.
Mr. McCabe’s extensive banking and business development experience and his experience managing the day- to-day operations of all Tennessee banking operations, and company-wide programs for wealth management, capital markets and corporate services provide the Board with knowledge and insight into the Company’s operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

REESE L. SMITH, III (74)	DIRECTOR FROM FEBRUARY 28, 2000 TO FEBRUARY 12, 2010 DIRECTOR SINCE SEPTEMBER 28, 2013

Mr. Smith is president of Haury & Smith Contractors, Inc., a real estate development and home building firm. He is a native Tennessean, and has operated this business in the Nashville area since his graduation from the University of Tennessee at Martin in 1970. From 1996 to 1999, Mr. Smith served as a board member of First Union National Bank of Nashville, and was a founder and director of Brentwood National Bank from its inception in 1991 to 1996. Additionally, Mr. Smith serves as senior life director of the National Association of Home Builders, and is a member of the Home Builders Association of Tennessee Hall of Fame. Mr. Smith also serves on the board of Battle Ground Academy, is a founder of Josiah’s House in the Dominican Republic and serves on the Board of SCORE International. He is an international member of Grace Chapel in Leiper’s Fork, Tennessee.
Mr. Smith’s connection and long standing business relationship with many of the businesses and individuals in the Nashville market and past experience as a bank director, including his previous service as a director of the Company, enable him to provide valuable insights into key aspects of our commercial construction and real estate portfolios.

24	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

G. KENNEDY THOMPSON (71)	DIRECTOR SINCE JUNE 16, 2017

Mr. Thompson served as a principal of Aquiline Capital Partners LLC, a New York based financial services private equity firm, from 2009 until April, 2019, when he retired. Mr. Thompson was president and chief executive officer of Wachovia Corporation (“Wachovia”) from 1999 to 2008. He worked at Wachovia and First Union Corporation for 32 years. Mr. Thompson served in numerous industry leadership positions, including chairman of The Clearing House, chairman of The Financial Services Roundtable, chairman of the Financial Services Forum, and president of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was president in 2007. In the past five years, he has served on the board of Hewlett-Packard, a SEC registered public technology company, and Carolinas Healthcare System. Mr. Thompson currently serves on the boards of Lending Tree, Inc. and Insteel Industries, Inc., both of which are SEC registered public companies.
Mr. Thompson received a B.A. from the University of North Carolina at Chapel Hill and an M.B.A. from Wake Forest University. The Board believes that Mr. Thompson’s expertise in analyzing companies in the financial services industry and extensive knowledge of the Company’s industry and its competition and his involvement in community activities in his home state of North Carolina make him a valuable member of the Board.

M. TERRY TURNER (67)	DIRECTOR SINCE FEBRUARY 28, 2000

Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is President and Chief Executive Officer of the Company and the Bank, positions he has held since the Company’s and Bank’s organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor’s degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner’s banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking, trust, and investment operations.
During Mr. Turner’s tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch), and a member of the board of governors of the Nashville Chamber of Commerce. Mr. Turner is an active member of the Chief Executive’s Organization and the World President’s Organization. He is also a member of numerous local clubs and organizations including Leadership Nashville.
Mr. Turner’s extensive banking experience and his experience managing the day to day operations of the Company’s business provide the Board with knowledge and insight into the Company’s operations. Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

2022 Proxy Statement	25

Proposal 1 Election of Directors
Meetings and Committees of the Board
During the fiscal year ended December 31, 2021, the Company’s Board held six meetings. The Company’s governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nominating and Corporate Governance Committee to re-nominate them to their Board seat. All incumbent directors attended either in-person or virtually at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2021.
In accordance with the Company’s Corporate Governance Guidelines or the Bylaws, the Company’s or the Bank’s Board has established the currently active committees described below. As of March 1, 2022, the members of each committee are the same for the Company and the Bank and were as identified below:

	AUDIT COMMITTEE	COMMUNITY AFFAIRS COMMITTEE	HUMAN RESOURCES & COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE	TRUST COMMITTEE	RISK COMMITTEE	EXECUTIVE COMMITTEE
Abney S. Boxley, III
Charles E. Brock
Renda J. Burkhart
Gregory L. Burns
Richard D. Callicutt II
Marty G. Dickens
Thomas C. Farnsworth, III
Joseph Galante
Glenda Baskin Glover
David B. Ingram
Decosta E. Jenkins
Robert A. McCabe, Jr. (Board Chair)
Reese L. Smith, III
G. Kennedy Thompson
M. Terry Turner

MEMBER	CHAIRMAN
Mr. Samuels was not serving on any committees as of March 1, 2022 having ended such services as of February 28, 2022 in anticipation of his impending retirement from the Board following the Meeting.

26	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

EXECUTIVE COMMITTEE				MEETINGS IN 2021: 12

MEMBERS:

	M. Terry Turner (Chair)	Charles E. Brock	Renda J. Burkhart	Gregory L. Burns	Richard D. Callicutt II

	Glenda Baskin Glover	David B. Ingram	Robert A. McCabe, Jr.	G. Kennedy Thompson

Under the Company’s Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters. The Executive Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com.
[ROLES AND RESPONSIBILITIES]
The independent directors of the Executive Committee are responsible for:
•Recommending to the full Board the nominees for membership on the Company’s Nominating and Corporate Governance Committee; and
•Approving, or recommending to the Board for the Board’s approval, all major policies and procedures pertaining to loan policy.
•Additionally, the Executive Committee has the overall responsibility for asset liability management strategy of the Company and the Bank.

2022 Proxy Statement	27

Proposal 1 Election of Directors

RISK COMMITTEE				MEETINGS IN 2021: 4

MEMBERS:

	Renda J. Burkhart (Chair)	Charles E. Brock	Gregory L. Burns	Glenda Baskin Glover	David B. Ingram

G. Kennedy Thompson

The Risk Committee was formed for the purpose of assisting the Board in its general oversight of the Company’s risk management processes and is responsible for an integrated effort to identify, assess and manage or mitigate material risks facing the Company, including credit, liquidity, strategic, operational, compliance, reputational, capital, cybersecurity and certain other risks. The Risk Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Risk Committee consist of:
•Monitoring and reviewing the Company’s enterprise-wide risk management processes, strategies, policies and practices;
•Reviewing risks related to non-bank activities, information security and cybersecurity, legal and compliance, human resources, operations, and other emerging risks;
•Evaluating the adequacy of the Company’s risk management functions and related remediation plans; and
•Making recommendations to the Board as the Board seeks to effectively manage risks and address identified risk management deficiencies.
The Risk Committee’s charter provides that the committee shall consist of no fewer than three non-management members of the Board that meet any requirements subsequently established under the Dodd-Frank Act, as amended, and the rules of the Federal Reserve Board promulgated thereunder. All members of the Risk Committee satisfy this requirement and are also independent within the Nasdaq Listing Rules and the rules and regulations of the SEC.

28	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

AUDIT COMMITTEE					MEETINGS IN 2021: 10

MEMBERS:

	Gregory L. Burns (Chair)	Abney S. Boxley, III	Thomas C. Farnsworth, III	Joseph Galante	Reese L. Smith, III

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com. The Audit Committee’s charter provides that the Audit Committee shall consist of at least three members, all of whom shall be “independent.” Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the Nasdaq Listing Rules and as required by the rules and regulations of the SEC, including Rule 10A-3 promulgated under the Exchange Act. All members of the Audit Committee are independent within the Nasdaq Listing Rules as well as Rule 10A-3 promulgated under the Exchange Act. The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows. The Company believes that the members of the Audit Committee meet these requirements. Additionally, the rules and the regulations of the SEC require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Company’s Board has determined that Gregory L. Burns is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that he is “independent” as defined by the rules and regulations of the SEC.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Audit Committee consist of:
•Monitoring whether the affairs of the Company are subject to effective internal and external independent audits and control procedures;
•Approving the selection of external independent auditors annually;
•Overseeing the Company’s internal audit function, including reviewing and approving the Company’s internal audit charter, budget and staffing levels, and the audit plan;
•Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the SEC, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports;
•Approve the appointment of the Chief Audit Executive and annually review the performance and compensation of the Chief Audit Executive; and
•Preparing an audit committee report for inclusion in the Company’s proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company’s independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company’s annual report filed with the SEC.
Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company’s outside counsel may attend each meeting or portions thereof as required by the Audit Committee.

2022 Proxy Statement	29

Proposal 1 Election of Directors

COMMUNITY AFFAIRS COMMITTEE					MEETINGS IN 2021: 4

MEMBERS:

	Charles E. Brock (Chair)	Richard D. Callicutt II	Marty G. Dickens	Decosta E. Jenkins	Robert A. McCabe Jr.

The Community Affairs Committee evaluates the Bank’s overall community relations including public affairs and advertising. The Community Affairs Committee’s responsibilities are set forth in a written charter that has been approved by the Board.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Community Affairs Committee consist of:
•Establishing the Bank’s community development program;
•Assessing and overseeing the Bank's compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act; and
•Overseeing the Bank’s corporate contribution program.

30	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

HUMAN RESOURCES AND COMPENSATION COMMITTEE					MEETINGS IN 2021: 7

MEMBERS:

	G. Kennedy Thompson (Chair)	Marty G. Dickens	Thomas C. Farnsworth, III	Joseph Galante	Reese L. Smith, III

The Compensation Committee’s responsibilities are set forth in a written charter which has been approved by the Board. A copy of this charter is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com.
The Compensation Committee’s Charter provides that the Compensation Committee shall consist of at least three members, all of whom shall be “independent” under the Nasdaq Listing Rules and the rules and regulations of the SEC. Members of the Compensation Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the Nasdaq Listing Rules and as required by the rules and regulations of the SEC. All members of the Compensation Committee are independent in accordance with the Compensation Committee Charter.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Compensation Committee consist of:
•Establishing or approving certain policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company’s 401(k) plan and employee stock incentive plans;
•Evaluating and establishing the compensation of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer, the compensation for which is described in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” included in this proxy statement;
•Reviewing the compensation of the other members of the Company’s Leadership Team as the Compensation Committee may determine, and recommends the compensation for the non-employee directors to the Board; and
•Approving the Company’s annual “Compensation Discussion and Analysis” included in our proxy statement.
The Compensation Committee considers many factors, including the ongoing performance of the Company, advice received from third party consultants and results of shareholder votes on “Say on Pay” and other similar votes. Receiving recommendations from the Chief Executive Officer in connection with the determination concerning compensation for executive officers other than the Chief Executive Officer. In October 2019, the Compensation Committee selected McLagan, which is part of the Rewards Solutions practice at Aon plc (“McLagan”), as the Company’s consultant for executive and director compensation matters and continued to retain its services for the fiscal year ended December 31, 2021. The McLagan consultant who performed these services reported directly to the Compensation Committee chair. The Compensation Committee has established procedures that it considers adequate to ensure that McLagan’s advice to the Compensation Committee remains objective and is not influenced by the Company’s management. These procedures include:
•a direct reporting relationship of the McLagan consultant to the Compensation Committee;
•provisions in the Compensation Committee’s engagement letter with McLagan specifying the information, data, and recommendations that can and cannot be shared with management;
•an annual update to the Compensation Committee on McLagan’s financial relationship with the Company, including a summary of the work performed for the Compensation Committee during the preceding 12 months; and
•written assurances from McLagan that, within the McLagan organization, the McLagan consultant who performs services for the Compensation Committee has a reporting relationship and compensation determined separately from any other McLagan line of business.
McLagan also assists the Compensation Committee in recommending compensation for the non-employee directors of the Board.

2022 Proxy Statement	31

Proposal 1 Election of Directors
The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2021, the Compensation Committee met in executive sessions and the Company’s Chief Executive Officer was not present when it deliberated and voted on the compensation of the Company’s Chief Executive Officer. The Compensation Committee’s Chairman reports the committee’s decisions on executive compensation to the Board. Independent advisors and the Company’s human resources department support the Compensation Committee in its duties and, along with the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under the Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews, among other things, the total fees paid to advisors and outside compensation consultants by the Company, the nature of any other services provided by the advisors and compensation consultant, any business or personal relationships between the Company and the advisors and compensation consultant, and any stock of the Company owned by the advisors and consultant to ensure that the advisors and consultant maintain their objectivity and independence when rendering advice to the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE					MEETINGS IN 2021: 4

MEMBERS:

	Glenda Baskin Glover (Chair)	Abney S. Boxley, III	Marty G. Dickens	Thomas C. Farnsworth, III	Joseph Galante

Reese L. Smith, III

The Nominating and Corporate Governance Committee’s responsibilities are set forth in a written charter which has been approved by the Board. A copy of this charter is available by clicking on the “Governance Documents” link under the “Investor Relations” section of the “About Pinnacle” tab on the Company’s website at www.pnfp.com. The Nominating and Corporate Governance Committee’s Charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be “independent” within the meaning of the Nasdaq Listing Rules and the rules and regulations of the SEC. Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the Nasdaq Listing Rules. All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Nominating and Corporate Governance Committee consist of:
•Recommending nominees to the Board for approval and election for inclusion in the proxy statement;
•Recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board. As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee follows in evaluating director candidates, including candidates submitted by the Company’s shareholders; and
•Reviewing the Company's environmental, social and related governance (ESG) activities and practices, initiatives and policies, and receiving updates from the Company's management committee responsible for significant ESG and sustainability activities.

32	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors

TRUST COMMITTEE				MEETINGS IN 2021: 4

MEMBERS:

	David B. Ingram (Chair)	Abney S. Boxley, III	Renda J. Burkhart	Decosta E. Jenkins	Robert A. McCabe, Jr.

Ronald L. Samuels

The Trust Committee oversees all fiduciary functions of the Bank’s trust department. The Trust Committee’s responsibilities are set forth in a written charter that has been approved by the Bank’s board of directors.
[ROLES AND RESPONSIBILITIES]
The primary functions of the Trust Committee consist of:
•Reviewing the Bank’s trust policies and procedures annually;
•Approving changes to the business model for the Bank’s Trust Department; and
•Approving the establishment of significant relationships with third-party providers.

2022 Proxy Statement	33

Proposal 1 Election of Directors
Director Compensation
It is the role of the Compensation Committee, on behalf of the Board, to review and recommend to the Board the compensation of the Company’s non-employee directors. In performing this role, the Compensation Committee regularly meets with and receives reports and information (including peer data) from McLagan, its independent compensation consultant. The Board and the Compensation Committee believe that director compensation should attract and retain qualified directors and compensate them for the significant time commitment and substantial contributions they are expected to make in their capacities as directors and that the compensation should align the directors’ interests with the long-term interests of the Company’s shareholders. The compensation program for the Company’s non-employee directors is a combination of cash and equity and is assessed and reviewed relative to the peer group at least annually.
Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board. Additionally, directors do not receive separate compensation for serving on the Bank’s Board.
In October 2020, the Compensation Committee reviewed a report prepared by McLagan with respect to the Company’s directors’ average compensation (excluding the Chairman of the Board, the Board's Lead Director and all directors that are also employees) for 2020 compared to the average director compensation program for 2019 for a peer group jointly selected by McLagan and the Compensation Committee. The group consisted of 21 firms with median assets of $30.8 billion as of June 30, 2020. This report reflected that the Company’s average director’s total compensation was near the 61st percentile of the peer group with the cash component approximating the 25th percentile while the equity-based component was near the 79th percentile. After taking into account the information contained in this report, the Compensation Committee determined that it was appropriate to recommend to the Board the same compensation structure and amounts for the non-employee directors in 2021 as had been in place in 2020, including for the Company’s Lead Director.
In October 2021, the Compensation Committee reviewed a similar report prepared by McLagan with respect to the Company’s average director compensation for 2021 compared to the average director compensation program for 2020 for a peer group jointly selected by McLagan and the Compensation Committee. In this report, McLagan and the Compensation Committee increased the size of the peers in the peer group in terms of total assets from the 2020 report, raising the upper limit to include financial institutions with up to $90.0 billion in total assets (from approximately $55.0 billion in the 2020 report) and the lower limit to approximately $23.0 billion (from approximately $20.0 billion in the 2020 report), to account for the Company’s continued growth and to place it closer to the median of the group. The group consisted of 23 firms with median assets of $36.1 billion as of June 30, 2021. This report reflected that the Company’s average director’s total compensation for 2021 was near the 38th percentile of the peer group with the total cash component approximating the 13th percentile while the equity-based component was near the 63th percentile.
After taking into account the information contained in this report, the Compensation Committee determined it was appropriate to recommend to the Board changes to the compensation structure and amounts for the non-employee directors. The recommendation, which would position the Company’s average director’s total compensation at the 64th percentile of the peer group (with total cash compensation approximating the 69th percentile and equity-based compensation approximating the 63rd percentile), included transitioning away from paying per meeting fees to a fixed cash retainer-only structure for board and committee meetings and making a corresponding increase to the cash retainer component of the director compensation program. The Compensation Committee believed moving away from per meeting fees and increasing the cash-retainer would bring the Company’s non-employee director cash compensation program more in line with the peers in the peer group.

34	Pinnacle Financial Partners, Inc.

Proposal 1 Election of Directors
In January 2022, acting upon the recommendation of the Compensation Committee, the Board approved the compensation amounts set out below for the Company’s non-employee directors for the period beginning March 1, 2022 and ending March 1, 2023. The following tables outline the director compensation schedule in effect during the twelve months ended March 1, 2022 and the expected director compensation for the twelve months ending March 1, 2023:

[Director compensation during the twelve months ended march 1, 2022]

RETAINER FEES:
Restricted shares(1)	$75,000
Cash(2)	30,000
Lead Director Cash(2)	25,000
Annual committee chair retainers(2):
Audit	15,000
Human Resources and Compensation	10,000
Nominating and Corporate Governance	10,000
Risk	10,000
Trust	6,250
Community Affairs	6,250
Per meeting attendance fees:
Board meeting	1,750
Committee meeting	1,500

[Director compensation during the twelve months ending march 1, 2023]

RETAINER FEES:
Restricted shares(3)	$75,000
Cash(2)	65,000
Lead Director Cash(2)	25,000
Annual committee chair retainers(2):
Audit	15,000
Human Resources and Compensation	10,000
Nominating and Corporate Governance	10,000
Risk	10,000
Trust	10,000
Community Affairs	6,250
Committee member retainers(2):
Executive	12,000
Audit	12,000
Human Resources and Compensation	10,000
Nominating and Corporate Governance	7,500
Risk	7,500
Trust	7,500
Community Affairs	7,500
(1)Restricted shares awarded on March 1, 2021 with restrictions lapsing as of March 1, 2022. The number of restricted shares issued is equal to the dollar amount reflected in the table divided by the closing price of the Company’s common stock on the grant date.
(2)Cash fees and retainers are paid in quarterly installments.
(3)Restricted shares awarded on March 1, 2022 with restrictions lapsing as of March 1, 2023. The number of restricted shares issued is equal to the dollar amount reflected in the table divided by the closing price of the Company’s common stock on the grant date.

2022 Proxy Statement	35

Proposal 1 Election of Directors
The following table sets forth the compensation of the Company’s directors for services rendered for the period from March 1, 2021 through March 1, 2022:

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS - GRANT DATE FAIR VALUE(2)	TOTAL
Abney S. Boxley, III	$67,750	$75,000	$142,750
Charles E. Brock	$77,000	$75,000	$152,000
Renda J. Burkhart	$77,750	$75,000	$152,750
Gregory L. Burns	$93,250	$75,000	$168,250
Richard D. Callicutt II(1)	$—	$—	$—
Marty G. Dickens	$64,750	$75,000	$139,750
Thomas C. Farnsworth, III	$70,750	$75,000	$145,750
Joseph Galante	$69,250	$75,000	$144,250
Glenda Baskin Glover	$104,250	$75,000	$179,250
David B. Ingram	$74,000	$75,000	$149,000
Decosta E. Jenkins	$47,750	$75,000	$122,750
Robert A. McCabe, Jr.(1)	$—	$—	$—
Ronald L. Samuels	$54,250	$75,000	$129,250
Reese L. Smith, III	$70,750	$75,000	$145,750
G. Kennedy Thompson	$80,750	$75,000	$155,750
M. Terry Turner(1)	$—	$—	$—
(1)Messrs. Callicutt, McCabe, and Turner were employees of the Company and, thus did not receive any compensation for serving as a director in 2021.
(2)All non-employee directors were awarded restricted share awards. The amounts in the column captioned “Stock Awards” reflects the grant date fair value. For a description of the assumptions used by the Company in valuing these awards please see “Note 13. Stock Options and Restricted Shares” of the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 28, 2022. The restrictions on these shares lapsed on March 1, 2022 as the recipient satisfied the vesting conditions that required the director to attend at least 75% of their assigned Board and committee meetings between the respective grant date and vesting date of March 1, 2022.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.

36	Pinnacle Financial Partners, Inc.

PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Crowe LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The firm of Crowe LLP has served as the Company’s auditors since February 29, 2016. A representative of the firm is expected to be present at the Meeting and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid Crowe LLP for the 2020 and 2021 fiscal years, see “Independent Registered Public Accounting Firm” on page 80 herein.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

2022 Proxy Statement	37

PROPOSAL 3 ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that the compensation for the Named Executive Officers, as described in “EXECUTIVE COMPENSATION —Compensation Discussion and Analysis” below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company’s shareholders. The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.
The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides the Company’s shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company’s performance. In the proxy statement for the 2021 annual meeting of shareholders, a similar advisory vote was requested by the Company. The results for last year’s vote were as follows:

	2021 VOTE CAST	PERCENT
For	57,432,682	94.5%
Against	2,298,385	3.8%
Abstain	1,040,233	1.7%
		100.0%
The 2022 “Say-on-Pay” proposal gives you as a shareholder another opportunity, on a non-binding, advisory basis, to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:
“RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the named executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement.”
Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company’s Named Executive Officers. The Board has adopted a policy of providing for an annual advisory vote from shareholders on executive compensation. The next such vote will occur at the 2023 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

38	Pinnacle Financial Partners, Inc.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table shows the name, age, term of service and position of each executive officer of the Company as of the date hereof:

NAME		AGE	OFFICER SINCE	POSITION WITH COMPANY
	M. Terry Turner	67	2000	President and Chief Executive
	Robert A. McCabe, Jr.	71	2000	Chairman of the Board
	Richard D. Callicutt, II	63	2017	Chairman of the Carolinas and Virginia
	Hugh M. Queener	66	2000	Chief Administrative Officer
	Harold R. Carpenter, Jr.	62	2000	Chief Financial Officer
	Timothy H. Huestis	61	2020	Chief Credit Officer
M. Terry Turner has served as President and Chief Executive Officer of the Company since its organization. Mr. Turner was employed by First American Corporation serving in various capacities from 1979 to 1999 including serving as President of the Retail Bank of First American National Bank and President of the Investment Services Group of First American Corporation.
Robert A. McCabe, Jr. has served as the Chairman of the Company since its organization and as Chairman of Tennessee since June 16, 2017. Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.
Richard D. Callicutt, II, has served as Chairman of the Carolinas and Virginia since June 16, 2017. Prior to the Company’s acquisition of BNC, Mr. Callicutt served as the president and chief executive officer of BNC. He was employed by Bank of North Carolina from 1991 until June 16, 2017 and BNC from its organization in 2002 until June 16, 2017.
Hugh M. Queener has served as the Executive Vice President and Chief Administrative Officer of the Company since its organization. Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1987 to 1999. Prior to his employment at First American, Mr. Queener was employed with the Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.
Harold R. Carpenter has served as Executive Vice President and Chief Financial Officer of the Company since its organization. Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 and First American Corporation from 1994 to 1999. Mr. Carpenter is a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.
Timothy H. Huestis became the Chief Credit Officer of the Company on January 1, 2020. Mr. Huestis joined the Company in 2009 as a senior credit officer for the Company’s Middle Tennessee market, a position he held until 2017. From 2017 to 2019 he served as a senior credit officer for the Carolinas and Virginia region and led the integration of the credit administration of Bank of North Carolina after it merged into the Bank. Before coming to the Company, Mr. Huestis served as a regional credit officer for Synovus Bank, where he was responsible for credit oversight of locations in Tennessee and Georgia. Prior to joining Synovus, he was a commercial banker for more than 16 years with First American Bank in Nashville prior to transitioning into a senior credit officer position.

2022 Proxy Statement	39

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PHILOSOPHY
The Human Resources and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) seeks to ensure market competitive compensation for members of the Company’s Board of Directors as well as the Company’s executive officers including those executive officers as identified in the Summary Compensation Table on page 60 of this proxy statement (“Named Executive Officers” or “NEOs”). This Compensation Discussion and Analysis (“CD&A”) details several of the more significant components of NEO compensation that are considered by the Compensation Committee. For a discussion of board compensation, see “Director Compensation” elsewhere in this Proxy Statement.
Since its inception, the Company has believed that shareholder value is enhanced over the long-term based on consistent and sound growth in operating results that is over and above that of peer firms and, accordingly, by weighting NEO compensation more heavily toward performance-based compensation, as such compensation is better aligned with those longer-term growth objectives. The Company’s compensation philosophy has been to design a compensation program for its NEOs that adheres to those beliefs and as a result, this compensation philosophy for 2021 incorporated several factors, as follows:

A peer-based approach to not only setting compensation for the NEOs but also in setting performance targets for incentive purposes.
1

•Competitive compensation data from peer companies is used as a reference point to make decisions about overall compensation opportunities and specific compensation components. The Compensation Committee applies judgment and discretion in establishing targeted pay levels for the NEOs, taking into account not only competitive market data, but also factors such as Company and individual performance, scope of responsibility, business needs, and individual skill sets.
•Peer performance data is used to align compensation with performance. The Compensation Committee generally sets performance metrics that if met should result in top quartile performance within the peer group. Unlike some firms that may benchmark compensation below, at, or above the 50th percentile, the Company aligns performance and total compensation and expects to pay below the 50th percentile when performance is below the 50th percentile and above the 50th percentile when performance is above the 50th percentile. The pay-for-performance philosophy typically results in reduced compensation for performance below the Compensation Committee’s expectations and enhanced compensation for performance that exceeds expectations.
•Beginning in 2021, the Compensation Committee has utilized peer relative performance metrics in the performance-based restricted stock units granted to the NEOs. Prior to that, these awards utilized absolute performance metrics tied solely to the Company’s results.

NEO total compensation should be weighted heavily toward equity compensation to ensure that NEOs are appropriately aligned with shareholders.
2
•NEO compensation is primarily composed of base pay, an annual cash incentive from the annual cash incentive plan (AIP) and performance-based equity incentives from the long-term incentive (LTI) plan that are largely performance-based with wealth creation by an NEO directly linked to the enhanced performance of the Company, particularly as it relates to peers, as well as the corresponding performance of the Company’s Common Stock.
•Equity compensation should be largely performance-based and should generally comprise the most significant component of an NEO’s total targeted compensation in order to create a stronger alignment between the NEO’s interests and the interests of the broader shareholder base. For 2021, equity compensation comprised 57% of the CEO’s total targeted compensation while, for the other NEOs equity compensation comprised 46% of the other NEOs total targeted compensation on average. As discussed below, these percentages were impacted in 2021 by the enlarged AIP payout opportunity, and should return to more historical levels, with equity compensation being the primary component, in 2022.

40	Pinnacle Financial Partners, Inc.

Executive Compensation
•The Company administers a 401(k) plan for all associates with market-based matching provisions. The Company does not offer any other retirement vehicle (i.e., defined benefit or deferred compensation plans) for its NEOs or other associates in addition to the 401(k) plan unless such a plan was put in place by a merger partner prior to the merger with the Company. Perquisites comprise only a modest component of the executive’s compensation.

A “Win Together, Lose Together” framework such that the Company’s two primary incentive plans, the AIP and the LTI plan, include not only the NEOs, but also significant employee groups, with incentive performance targets for the AIP and LTI being consistent for all participants, including the NEOs.
3

•Except for commission-based associates, all of the Company’s associates participate in the AIP. In 2021, approximately 95% of the Company’s associates, including each of the NEOs, were participants in the 2021 AIP. Since our founding in 2000 awards from the AIP have been determined based on achievement of corporate results rather than individual or department or line-of-business goals, which have resulted in payments to participants between 0% and 160% of target-level payouts, with the 160% being for 2021. The following chart shows the historical payout percentages from the AIP since the Company’s founding in 2000 for both the NEOs and other plan participants:
AIP PAYOUT HISTORY
(as a percentage of target award)

•As part of our broader human capital management strategy to recruit and motivate what we believe to be the best talent in the industry, all of the Company’s approximately 2,800 associates participate in the LTI plan and annually receive equity-based compensation. Approximately, 140 associates (including the NEOs) are members of the Company’s Leadership Team which is responsible for managing the day-to-day affairs of the Company and is composed of associates from across the Company’s geographic footprint and organization chart. For the last several years, the Leadership Team’s, including the NEOs', equity compensation has been entirely performance-based while the remainder of the Company’s associates, or approximately 2,700 associates, receive equity compensation that is comprised of time-based restricted shares that vest pro-rata over a five-year period. In 2021, the Leadership Team's, including the NEOs', equity compensation was a mix of time-based and performance-based restricted stock units as further described below. Given all associates are shareholders, the Company believes its associates’ interests typically are directly aligned with the interests of its broader shareholder base over the long-term.
•The Company uses the same performance targets under its AIP for all participating associates, including its NEOs. Thus, if the NEOs are eligible to receive an award all participating associates are also able to receive an award. This incentive structure creates a “win together, lose together” culture focused on corporate goals rather than individual ones that the Company believes results in Company-wide alignment which the Company believes creates a better culture and consequently better performance.

2022 Proxy Statement	41

Executive Compensation

Incentive compensation is appropriately balanced between short-term and long-term goals including components that require achievement of asset quality targets.
4

•Performance metrics for both short-term and long-term incentives are used and coupled with asset quality metrics and caps on amounts that may be earned, which the Company believes reduces the risk that an NEO would execute strategies or transactions that may be outside the overall risk tolerance of the Company. Additionally, the Company’s Chief Risk Officer performs a risk analysis annually on all Company incentive plans and provides this analysis to the Compensation Committee for its review.
•The Company believes annual cash incentives are the preferred form of incentives when considering shorter-term financial objectives. Shareholders are rewarded as earnings per share increase with organic growth being the preferred method for achievement of increased annual earnings while a combination of time-based and performance-based equity compensation (with performance-based being the predominant component) is the preferred form of incentive when considering the achievement of longer-term objectives over a multi-year period, with the time-based component creating a retentive aspect with key performers.
•The Compensation Committee seeks to bring more balance to the incentive plans by utilizing performance metrics, such as return on average tangible common equity ("ROATCE"), tangible-book value per share accretion plus the impact of dividends paid on the Company's Common Stock ("TBV Accretion") and total shareholder return ("TSR") as the primary metrics for measuring long-term performance for increasing shareholder value for the LTI plan, and utilizing shorter-term profitability and other metrics, such as fully diluted earnings per share ("FDEPS") and pre-tax, pre-provision net revenue ("PPNR"), as the metrics for the AIP. In all cases, asset quality thresholds must be met before distributing any awards pursuant to the AIP or LTI plan.
The incorporation of the above factors into the Company’s compensation practices is evident when reviewing the concentration of performance-based compensation over the past several years. The Compensation Committee has maintained the balance between compensation and performance by incorporating a significant amount of variable-based compensation into the executive compensation structure. As a result, in periods where performance was below the Compensation Committee’s expectations, overall compensation levels have been reduced.
SAY ON PAY RESULT FROM 2021 ANNUAL SHAREHOLDER MEETING

94.5% of Shareholders Voting Approved our 2021 Say-on-Pay Proposal
The Company held an advisory say-on-pay vote at its April 20, 2021 annual shareholder meeting. Shareholders approved the compensation of the NEOs, with 94.5% of shareholder votes cast (including abstentions) voting in favor of the say-on-pay proposal. The Compensation Committee viewed these results as evidence that shareholders continue to support the Company’s executive compensation policies and practices.

42	Pinnacle Financial Partners, Inc.

Executive Compensation
2021 RESULTS
The Compensation Committee believed that the Company’s overall performance in 2021 exceeded expectations coming out of 2020 where the COVID-19 pandemic made a substantial impact on the overall performance of the Company. Moreover, 2021 performance was also improved over 2019 performance for key metrics like FDEPS and PPNR.

outsized performance allows for 160% of target payout under 2021 Aip
Primarily due to the significant build up on loan loss reserves due to COVID-19 in 2020, the 2020 AIP resulted in a reduced payout to participants, including the NEOs, of 65% of target. The Compensation Committee believed that in 2021, participants should have an opportunity to earn an extra incentive which would be unique to the 2021 AIP. Thus, the 2021 financial plan included goals that were intentionally above a standard level of expectations and required our associates to meet a healthy challenge to earn an outsized payout under the AIP. The 2021 results are evidence that the associates rose to the challenge as the Company paid out its cash incentives at the full 160% of target level allowable by the 2021 AIP.

Going into 2021, management set forth a financial plan to exceed the Company's 2019 performance, the last full year of performance not impacted by COVID-19. The 2021 plan allowed for annual cash incentives to be earned at up to 160% of target to provide the opportunity to counter the negative impact of COVID-19 on 2020 incentives when the participants in the 2020 AIP received only 65% of target level payouts. The 2021 financial plan called for, among other things, substantial loan growth, continued reduction in deposit pricing, and improvements in provision expense compared to 2021 as well as continued performance from fee business lines with minimal increases in expense outside of the expected increase for headcount and increased incentives associated with the 2021 AIP.
For 2021, the Company generated GAAP FDEPS of $6.75, or $6.74 per common share when adjusted to exclude the benefit from ORE in 2021. Additionally, the Company generated PPNR for the year ended 2021 of $668.0 million, or $667.3 million after adjustment to exclude the ORE benefit of $712,000. These amounts reflected 25.5% and 48.4% increases over our FDEPS and PPNR for 2019. As to asset quality, at December 31, 2021, our NPA ratio was 0.17% and our classified asset ratio was 4.1%, and our net charge off ratio for 2021 was 0.17%.
For 2021, our ROATCE was 16.8% while our TBV Accretion was 14.2%, in each case calculated in accordance with the terms of the performance unit award agreements for our NEOs that include these financial measures as performance metrics.
The Company’s focus for 2022 is to continue to build tangible book value per share and deliver attractive levels of ROATCE. Since the end of 2016, our quarterly tangible book value per share growth including the impact of dividends on the Company’s common stock has produced a compound annual growth rate over that same period of 12.8%, while the Company’s FDEPS and revenue compound annual growth rates over that same period were 15.4% and 23.3%, respectively.
The Company’s financial results were also complimented by human capital management successes in 2021. During 2021, we achieved several significant milestones for our associates and we also earned national recognition for how we treat our clients.

9TH BEST BANK TO WORK FOR IN THE NATION •1st among banks with more than $11 billion in assets – American Banker
26TH BEST COMPANY TO WORK FOR – FORTUNE MAGAZINE AND THE GREAT PLACE TO WORK INSTITUTE
•8th Best Financial Services and Insurance Firm to Work For
•6th Best Workplace for Women
•4th Best Workplace for Millennials
27 GREENWICH BEST BRAND AND GREENWICH EXCELLENCE AWARDS •only one other bank in the nation earned more; we were the only bank in the Southeast to earn more than 18 of these awards

2022 Proxy Statement	43

Executive Compensation
Our NEOs are focused on increasing shareholder value over the long-term while at the same time ensuring that the Company (i) remains a great place to work for its associates, (ii) is known for providing distinctive service and effective advice to its clients and (iii) is easy to do business with. One of the Company’s core tenets is that excited associates create engaged clients that contribute to enriched shareholders. We believe our relentless focus on culture and the success we have had in developing a culture that motivates associates to produce above-target level performance and contributes to excellent retention rates has aided us in our efforts to recruit experienced bankers in each of our markets. We added 119 revenue producers in 2021. As a result of this focus, the chart below details the growth in the Company’s common stock share price since the Company’s inception through December 31, 2021 compared to the performance of the KBW Regional Bank Index over that same period.
PNFP COMMON SHARE PRICE APPRECIATION
October 2000 – December 2021
Results driven compensation philosophy weighted toward equity compensation with a broad-based “win together, lose together” strategy.
The Company believes that the chart above reflects the benefits to shareholders of the Company’s compensation philosophy, that targeting top quartile performance against banking peers for key financial metrics like ROATCE, TBV Accretion, PPNR and/or FDEPS growth in the goal setting process for the NEOs’ compensation should lead to exceptional underlying performance in the Company’s business and that, over the long term, the Company’s Common Stock price performance should be positively impacted should the Company be able to achieve those results. As discussed below, the Compensation Committee made certain changes to its compensation philosophy in 2021, some of which were temporary in nature and meant to compensate associates for the reduced AIP payout in 2020 due to the COVID-19 pandemic if outsized performance was achieved, and some of which are more permanent in nature and meant to drive focus on more shareholder-oriented performance metrics while bringing more balance and different retention elements to the annual design. The Compensation Committee believes these changes further support the Company's pay-for-performance philosophy.

44	Pinnacle Financial Partners, Inc.

Executive Compensation
EMPHASIS ON PERFORMANCE-BASED COMPENSATION
Because the Compensation Committee believes in generally aligning NEO compensation with the Company’s performance, more than 50% of an NEOs pay is typically provided in the form of at-risk, performance-based compensation. The following charts show the mix of our CEO’s 2021 target total compensation package compared to the average mix of total compensation package for CEOs in our peer group.
PERFORMANCE-BASED COMPENSATION
(% of total at target)

PINNACLE CEO	PEER CEOs

Source: McLagan, a business unit of Aon, plc
For 2021, approximately 61% of our CEO’s total compensation at target was performance-based and fully at-risk, while only about 51% of the total compensation at target for peer CEOs was performance-based, on average. When comparing our CEO’s performance-based compensation as a percentage of total compensation to that of peer CEOs, the compensation structure at the Company is weighted more towards performance-based compensation that, if performance is below threshold, is fully at-risk as compared to peers.
PERFORMANCE GOAL SETTING FOR 2021
Consistent with previous periods, the first step in setting performance targets for the AIP or LTI plan for 2021 was to establish an appropriate peer group. During 2020, with the assistance of McLagan, the Compensation Committee modified the compensation peer group to be utilized in setting the NEOs’ 2021 compensation and determined that a group of 21 other publicly traded financial firms from throughout the United States with total assets at the time of selection ranging from $13.0 billion to $50.0 billion and who maintained a commercial lending focus would form the Company’s peer group for 2021. The median asset size of the 2021 peer group was $27.5 billion. For more information, see "Role of Compensation Consultants" and the peer group located elsewhere in this CD&A.
As part of the annual goal setting process for the 2021 AIP for fiscal 2021, the Compensation Committee considered the anticipated performance of the peer group based on analysts’ 2021 performance estimates for each peer member and, then determined the level of the Company’s performance targets for FDEPS and PPNR growth likely necessary to equal or exceed the top quartile of the peer group.
When establishing goals for LTI plan awards tied to 2021 performance, the Compensation Committee focused on both the 2021 recurring awards as well as awards granted in prior years with performance metrics for 2021 and 2022 that had been established prior to the onset of the COVID-19 pandemic. These prior year awards utilized performance metrics tied solely to the Company’s ROATA. As a result of the COVID-19 pandemic the Company experienced meaningful changes to its balance sheet beginning in 2020, including the addition of loans pursuant to the CARES Act Paycheck Protection Program as well as increased wholesale funding and levels of core deposits which provided significant incremental liquidity to the Company, significantly increasing the Company's total assets beyond those amounts that had been estimated at the time the ROATA targets for these performance awards had been established. These factors contributed to the Compensation Committee’s determination that ROATA performance metrics applicable to awards granted in 2019 and 2020 were no longer likely be to attainable and that as a result the performance metrics applicable to the 2021 and 2022 tranches of these awards should be modified to utilize different performance metrics. These modifications included replacing the ROATA metrics with peer relative ROATCE and TBV Accretion for each of 2021 and 2022. The Compensation Committee further determined that peer relative ROATCE and TBV Accretion should also be utilized for the 2021 awards, but with a three-year performance period rather than multiple one-year performance periods used in prior years. When setting the payout levels for both the modified awards and the 2021 awards, the Compensation Committee set target level payout at the 75th percentile of the peer group established for these awards, with maximum payouts triggered at the 95th percentile.

2022 Proxy Statement	45

Executive Compensation
2021 Executive Compensation
In determining 2021 total compensation levels for NEOs, the Compensation Committee evaluated various factors including peer information, the performance of the Company over the past several years, the impact of the COVID-19 pandemic on the Company's results of operations in 2020 and the pandemic's impact on the Company's under achievement under the 2020 AIP and outstanding performance-based equity awards with performance periods in 2020. The Compensation Committee also considered the contribution each individual NEO made to enhance shareholder value as well as better position the Company for strong operating performance in the future. Additionally, the Compensation Committee considered broader stakeholder matters including the Company’s reputation in its markets, feedback from regulators regarding the Company’s compliance with various banking laws and regulations and how well the Company’s leadership has promoted and adhered to the Company’s culture. The Compensation Committee began the 2021 executive compensation setting process in 2020 and then finalized 2021 executive compensation for the NEOs in January and February 2021. As a result, 2020 results, as well as the forecasted 2021 FDEPS growth, PPNR growth, TBV Accretion growth and profitability targets for 2021 influenced the Compensation Committee as to their NEO compensation decisions for 2021. The 2021 executive compensation program reflects several modifications to the 2020 program, primarily to the 2021 LTI plan awards as well as LTI plan awards granted in 2019 and 2020 with performance periods tied to 2021 and 2022 performance. AIP payouts for maximum performance were also higher than in 2020 as a result of the negative impact the COVID-19 pandemic had on payouts under the 2020 AIP.
BASE SALARIES
Our NEOs’ base salaries increased 2% in 2021 as shown in the table below. Base salaries are designed to recognize and reward the skill, competency, experience, and performance an executive brings to the position. Changes in base salary result primarily from comparison against peers, individual and Company performance, internal equity considerations, value to the organization, promotions and the executive’s specific responsibilities compared to market. The Compensation Committee reviews salaries for our NEOs annually and incorporates peer information into its review process. These increases reflected the Compensation Committee’s desire to ensure competitive base pay amounts while factoring the considerations previously noted and were consistent with the increases to the base salaries of the Bank’s associates generally.

	2020 BASE SALARY	2021 BASE SALARY	% INCREASE
Turner	$1,060,000	$1,082,000	2%
McCabe	$1,007,000	$1,028,000	2%
Callicutt	$701,000	$716,000	2%
Queener	$548,880	$561,000	2%
Carpenter	$548,880	$561,000	2%
ANNUAL CASH INCENTIVE PLAN (AIP)
In January 2021, the Compensation Committee reviewed an analysis of the Company's FDEPS and PPNR expectations for 2021 and compared these estimates to published estimates for each of our peers in 2021 available at the time. The Compensation Committee determined that the Company's estimated 2021 FDEPS and PPNR growth would be reflective of a high performing firm.
Following review of this analysis, the Compensation Committee set and approved the Pinnacle Financial Partners, Inc. 2021 Annual Cash Incentive Plan. Pursuant to the 2021 AIP, all employees of the Company compensated via a predetermined salary or hourly wage, or approximately 95% of the Company's employees at December 31, 2021, including the NEOs, were eligible to receive cash incentive payments ranging from 10 percent to 110 percent of the participant’s base salary at target level performance in the event that (i) Pinnacle Bank’s ratio of classified assets to the sum of Pinnacle Bank’s tier 1 risk-based capital and its allowance for credit losses (the “Classified Asset Ratio”) was not more than a predetermined ratio and (ii) the Company met (A) targeted levels of FDEPS and (B) certain quarterly PPNR goals approved quarterly by the Compensation Committee, excluding, in each case, such items as the Compensation Committee could determine as permitted by the 2021 AIP. Payments under the 2021 AIP were based 75% on the diluted FDEPS goals and 25% on the PPNR goals. The FDEPS and PPNR goals were established with a target level of performance which, if achieved, the Compensation Committee believed would result in performance at or above the 75th percentile of peers based on then available analyst expectations. For performance that exceeded targeted levels participants could receive up to 160% of their targeted payout, which represented an increase from the maximum payout level the Compensation Committee has historically approved under the Company's AIPs. The Compensation Committee determined that an increased potential maximum award was appropriate in 2021 for all 2021 AIP participants, including the NEOs, to provide an enhanced maximum payout amount payable only upon the achievement of PPNR and FDEPS levels that the Compensation Committee believed represented performance that significantly exceeded management's estimates for 2021. The Compensation Committee also utilized this higher maximum award opportunity as it sought to compensate, in part, all 2021 AIP participants for the reduced payout under the Company's 2020 Annual Cash Incentive Plan due to the difficult operating environment caused by the COVID-19 pandemic in 2020 and in light of the extraordinary efforts undertaken by associates in 2020 related to this difficult operating environment.

46	Pinnacle Financial Partners, Inc.

Executive Compensation
Pursuant to the terms of the 2021 AIP, adopted by the Compensation Committee, potential cash payouts to the NEOs were as follows:

	POTENTIAL AIP AWARD AS A % OF BASE SALARY
	THRESHOLD (MINIMUM)	TARGET	MAXIMUM	SUPER MAXIMUM
Turner	0%	110%	137.5%	176%
McCabe	0%	110%	137.5%	176%
Callicutt	0%	80%	100%	128%
Queener	0%	80%	100%	128%
Carpenter	0%	80%	100%	128%
Target awards for 2021 were contingent on the Bank achieving a classified assets ratio (the sum of the Bank’s nonperforming assets and potential problem loans divided by the sum of its Tier 1 Capital Ratio and allowance for credit losses) of less than 35% as of December 31, 2021. Should the classified asset ratio threshold be met, a participant’s award was to be based 75% on corporate FDEPS goals and 25% on achievement of certain quarterly PPNR goals. Payouts between the various tiers for both the FDEPS and PPNR metrics were to be interpolated based on the Company's results compared to the performance metrics. The 2020 AIP did not provide for interpolation between the various tiers.
FDEPS COMPONENT
For the target award payout to be achieved for 2021, year-over-year FDEPS growth of greater than 10% would be required while super maximum payout for the FDEPS metric required an increase of greater than 30%, in each case excluding certain items for 2021 and 2020 as described in more detail below (2020 results are presented for comparability purposes). Awards for the 2021 AIP were interpolated for performance within threshold, target, maximum and super maximum payout levels.

	FD EPS TIERS AND RESULTS	INCENTIVE PAYOUT AS % OF FDEPS TARGET	ENDING PAYOUT TIERS EXPRESSED AS % OF TARGET (WITH IMPACT OF 75% WEIGHT)
Threshold	<$4.30	0%	0%
- Tier 2	>$4.30 to $4.45	33% to 66.6%	25% to 49.9%
- Tier 3	>$4.45 to $4.75	66.7% to 99.9%	50% to 74.9%
Target	>$4.75 to $5.25	100% to 124.9%	75% to 93.7%
Max level payout	>$5.25 to $5.75	125% to 159.9%	93.8% to 119.9%
Super max level payout	>$5.75	160%	120%
2021 Adjusted Results(1)	$6.74
2020 Adjusted Results(1)	$4.40
(1)The Compensation Committee determined that the Company’s GAAP results for the years ended December 31, 2021 and 2020 were impacted by a limited number of events that were not considered indicative of the core operating performance of the Company or were not directly linked to the performance of the participant group as a whole and thus should be excluded from the determination of the achievement of the FDEPS performance targets for the 2021 and 2020 AIP. In particular, the Company’s 2020 results, were impacted by (i) $7.6 million of dividends accrued on the Company’s Series B Preferred Stock, which shares were issued subsequent to the Compensation Committee’s setting of the 2020 FDEPS performance metric for the 2020 AIP and (ii) $19.8 million of charges incurred in connection with the Company’s determination to prepay certain FHLB advances and terminate a cash flow hedge as the Company sought to utilize excess liquidity to reposition its wholesale funding book and reduce interest expense. The Compensation Committee also adjusted the Company's 2021 and 2020 results for other real estate benefits and expenses and the 2020 results for gains on the sale of securities. These adjustments were approved by the Compensation Committee and were consistent with the terms of the 2020 and 2021 AIP. No adjustments were made to the classified assets ratio. A summary of the adjustments for 2021 and 2020 are detailed below (2020 results are presented for comparability purposes):

	2021 FD EPS	2020 FD EPS
COMPANY GAAP RESULTS, AS REPORTED	$6.75	$4.03
Adjustments to reported results for AIP purposes:
FHLB restructuring and hedge termination charges	–	0.26
Loss (gain) on sale of investment securities	–	(0.01)
ORE (benefit) expense	(0.01)	0.11
Tax impact of above adjustments	–	(0.09)
Preferred stock dividends	–	0.10
Company adjusted results for AIP purposes	$6.74	$4.40

2022 Proxy Statement	47

Executive Compensation
Given FDEPS results in 2021, the Compensation Committee determined that the Super Maximum payout level for this component of the 2021 AIP was achieved and as a result the payout under the 2021 AIP for the FDEPS component would be at 160% of the target level payout for FDEPS performance.
PPNR COMPONENT
The 2021 AIP differed from the 2020 AIP in that the deposit rate and volume components included in the original 2020 AIP were replaced with a PPNR component, which was substituted as a performance metric in the modification to the 2020 AIP approved by the Compensation Committee in the third quarter of 2020. This shift in AIP structure was intended to increase the focus of AIP participants on increasing operating results absent the impact the pandemic may have on credit costs over the next few years. The PPNR targets for the 2021 AIP were evaluated and approved by the Compensation Committee quarterly and payouts were to be interpolated between tiers. The PPNR component makes up 25% of the 2021 AIP. The following table details the tiering of the quarterly PPNR components for 2021 as approved by the Compensation Committee throughout the year:

PPNR TARGET TIERS WITH QUARTERLY PAYOUT PERCENTAGES
TIERS	Q1 PPNR AND PAYOUT TIERS		Q2 PPNR AND PAYOUT TIERS		Q3 PPNR AND PAYOUT TIERS		Q4 PPNR AND PAYOUT TIERS
Threshold	<$138.0m		<$138.0m		<$138.0m		<$138.0m
Tier - 2	>$138.0m to $143.0m	2.5% - 4.99%	>$138.0m to $143.0m	2.5% - 4.99%	>$138.0m to $143.0m	2.5% - 4.99%	>$138.0m to $143.0m	5% - 9.99%
Target	>$143.0m to $148.0m	5% - 6.24%	>$143.0m to $148.0m	5% - 6.24%	>$143.0m to $148.0m	5% - 6.24%	>$143.0m to $148.0m	10% - 12.49%
Maximum	>$148.0m to $152.0m	6.25% - 7.99%	>$148.0m to $152.0m	6.25% - 7.99%	>$148.0m to $152.0m	6.25% - 7.99%	>$148.0m to $161.0m	12.5% - 15.99%
Super maximum	>$152.0	8.0%	>$152.0	8.0%	>$152.0	8.0%	>$161.0	16.0%
The actual and adjusted PPNR results for each quarterly target for 2021 were as follows:

	2021 ACTUAL PPNR (in millions)	ADJUSTMENTS FOR ORE BENEFIT (in millions)	2021 ADJUSTED PPNR (in millions)	ENDING PAYOUT TIER EXPRESSED AS A % OF FULL 2021 AIP TARGET
Q1 2021	$160.90	$–	$160.90	8.0%
Q2 2021	165.30	0.7	164.60	8.0%
Q3 2021	172.70	–	172.70	8.0%
Q4 2021	169.10	–	169.10	16.0%
Total 2021	$668.00	$0.7	$667.30	40.0%
Given the PPNR performance in 2021, the Compensation Committee determined that the Super Maximum payout level for each of the quarterly PPNR-related metrics was achieved for each quarterly period under the 2021 AIP.

48	Pinnacle Financial Partners, Inc.

Executive Compensation
COMPENSATION COMMITTEE CONCLUSIONS WITH RESPECT TO THE 2021 AIP
As of December 31, 2021, the Company reported a classified asset ratio of 4.1% which was below the classified asset ratio hurdle of 35% required by the 2021 AIP. After application of adjustments for the matters described above, which were deemed appropriate by the Compensation Committee, the Compensation Committee concluded that the Company’s 2021 FDEPS and PPNR results required a payout at 160% of each participant’s target level for 2021. This was composed of 120% for the FDEPS component and 8% for each of the first three quarters and 16% for the fourth quarter PPNR component (aggregate of 40%).
As a result, a payout of 160% of the AIP target level was approved by the Compensation Committee to all participants, including the NEOs, as follows, with such amounts paid in January 2022:

	AIP TARGET PAYOUT (AS A %AGE OF BASE SALARY)	AIP TARGET LEVEL PAYOUT	AIP SUPER MAXIMUM PAYOUT (AS A % OF BASE SALARY)	2021 AIP ACTUAL PAYOUT (AT 160% OF TARGET)
Turner	110%	$1,190,000	176%	$1,904,528
McCabe	110%	$1,131,000	176%	$1,809,301
Callicutt	80%	$573,000	128%	$916,485
Queener	80%	$449,000	128%	$718,086
Carpenter	80%	$449,000	128%	$718,086
LONG TERM INCENTIVE (LTI) EQUITY AWARDS
From 2016 through 2020, the Company used Company-specific ROATA targets over three, separate one-year performance periods as the basis for vesting of performance-based equity awards under the Company’s LTI plan, resulting in an equity program that was 100% performance-based for the NEOs. Beginning in 2021, the Compensation Committee made significant changes to NEO LTI compensation. The significant changes to the LTI plan awards were as follows:
i.LTI plan awards in 2021 included a time-based vesting component that made up 30% of the total LTI plan award at target performance (without giving effect to the TSR modifier described below), and a performance-based component that comprised 70% of the total award at target level performance (without giving effect to the TSR modifier described below) rather than 100% of the total equity award as had been the case for several years. The Compensation Committee believed that this change brought balance to the LTI plan design, reduced volatility and was more aligned with the Company’s peer group compensation practices. The time-vested units vest, subject to a participant's continued employment, in 33% increments each year on the anniversary of the grant date through 2023.
ii.The performance-based units incorporated a 3-year performance period rather than three one-year performance periods with the ROATA metric previously utilized replaced with peer relative performance metrics. The performance metrics for the 2021 awards consist of average ROATCE for each year within the performance period and TBV Accretion over the performance period, with each measure being equally weighted and evaluated on a relative basis with the other members of the Company’s peer group utilized for purposes of setting the NEOs' compensation for 2021. Top quartile performance (75th percentile) equates to target level award achievement. Maximum performance is achieved at the 95th percentile performance. The Company’s location within the peer group ranking will be determined by the continuous percentile ranking calculation methodology and payouts within the various payment tiers will be interpolated.
iii.The Compensation Committee increased the potential maximum award under the performance-based component of the 2021 LTI plan to 200% of the targeted amount of performance-based units granted (before giving effect to the TSR modifier described below) from the 150% of the targeted amount that was historically used in the LTI plan. This increased upside opportunity, which required performance at the 95th percentile for maximum achievement, was, in part, the result of the fact that the awards pay only 50% of target for performance at the 50th percentile, which the Compensation Committee believed was a lower payout for such performance in comparison to peer plan designs. This increased maximum payout percentage (particularly when combined with the TSR modifier described below) also provided the NEOs with an opportunity to recoup a portion of the value of the performance units they had forfeited when the Company’s performance in 2020 had failed to achieve threshold levels of performance required under the awards as a result of the COVID-19 pandemic’s impact on the Company’s results in 2020.
iv.A total shareholder return (TSR) modifier was added to the 2021 awards such that it would allow the earned performance units to be increased or decreased by up to 20% based on the Company’s Common Stock price performance for a three year period compared to the KBW Regional Bank Index. TSR includes the impact of dividends declared to common shareholders. Awards are not eligible for a positive TSR adjustment unless 3-year relative TSR is above the 50th percentile (75th percentile or higher required for the full 20% upside adjustment). Conversely, negative adjustments are required should the 3-year relative TSR fall below the 50th percentile.

2022 Proxy Statement	49

Executive Compensation
v.There are no service or holding periods under the performance-based units granted under the 2021 LTI plan. Any performance-based units that are earned will be settled into shares of Common Stock shortly after the end of the three-year performance period provided the average NPA ratio for each of the years in the performance period is achieved.
The Compensation Committee believes that the 2021 LTI plan structure (i) provides an appropriate incentive for the executive leadership to maximize the performance of the Company and, thus, align their interests with shareholders, particularly given the new performance metrics being utilized which the Compensation Committee believes are closely aligned with shareholder value creation, while maintaining the focus on Company soundness, and (ii) provides a balanced and different retentive aspect with use of time-based awards as well. In addition, the Compensation Committee believed that setting long-term, absolute goals had become inherently challenging given the volatility caused by the COVID-19 pandemic and that the use of multiple unique, but complimentary, peer relative performance metrics in lieu of a single Company-specific performance metric would allow for the NEOs to be rewarded for generating top-quartile performance among the Company’s peer group companies under a variety of macroeconomic conditions. The Compensation Committee also determined that the use of multiple performance metrics, rather than the single-metric plan design the Company had historically used, would bring further balance to the plan design and increase the focus on total value creation across the Company.
A summary of the 2021 LTI plan design is displayed below:
The Company accrues cash dividends that otherwise would be paid on the shares of Common Stock underlying these performance units, but the accrued, unpaid dividends are held in escrow and not paid to the NEO unless the underlying performance units are earned and shares of Common Stock are issued to the NEO in settlement of such units. In the event that an NEO retires after reaching age 65, with the prior approval of the Compensation Committee, the NEO will be entitled to receive a pro rata portion of the time-based restricted share units that were scheduled to vest on the next vesting date, based on the number of days worked since the most recent vesting date. In the event that an NEO’s employment terminates by reason of death or disability, all then unvested and outstanding time-based restricted share units will vest. In the event that an NEO’s employment is terminated other than for death, disability or retirement, the NEO will forfeit all then unvested time-based restricted share units granted under the 2021 LTI plan.
In the event that an NEO retires after reaching age 65 prior to December 31, 2023, the NEO shall be entitled to receive the number of performance-based units that the NEO would have earned had he not retired based on a pro rata calculation of the number of days worked during the performance period. These units would not be settled into shares of Common Stock until the settlement date that would have been utilized had the NEO not retired. In the event that an NEO’s employment is terminated by reason of death or disability prior to December 31, 2023, the NEO (or his estate or heirs) shall be entitled to receive the greater of (a) the number of performance-based units that the Compensation Committee may determine, based on the Company’s performance during the portion of the performance period ending on the last day of the fiscal quarter preceding such termination, and (b) the number of performance-based units that the NEO would earn at target. In the event that an NEO’s employment is terminated other than for death, disability or retirement, the NEO shall forfeit all performance-based units granted under the 2021 LTI plan.

50	Pinnacle Financial Partners, Inc.

Executive Compensation
2021 Restricted stock and PERFORMANCE UNIT AWARD GRANTS
Effective January 21, 2021, the Compensation Committee granted the NEOs time-based restricted share units and performance-based restricted share units designed in a manner similar to that described above. Each of the NEOs was a participant in the Company’s LTI program for 2021 and could earn the following aggregate amounts under both grants over the three-year performance periods at target and maximum level payout for the performance-based component:

	TARGET(1)	MAXIMUM(1)
Value of Award (based on grant date fair value)
Turner	$3,150,000	$6,237,000
McCabe	$2,993,000	$5,925,000
Callicutt	$1,285,000	$2,544,000
Queener	$790,000	$1,564,000
Carpenter	$825,000	$1,634,000
(1)The table below outlines the time-based restricted share units granted as well as the target and maximum levels of the performance-based restricted share units granted.

		PERFORMANCE-BASED UNITS
	TIME-BASED UNITS(*)(#)	TARGET(*)(#)	MAXIMUM(*)(#)
Number of Units
Turner	13,320	31,079	74,588
McCabe	12,657	29,528	70,867
Callicutt	5,427	12,685	30,444
Queener	3,341	7,795	19,549
Carpenter	3,482	8,147	18,707
(#) Target column includes no positive or negative adjustment for the Relative TSR Modifier. Maximum column Includes a full 20% upward adjustment for the Relative TSR Modifier.
(*) The dollar amount of target and maximum performance-based equity compensation was divided by the closing price of the Company’s Common Stock on the grant date of January 21, 2021, which was two days following the public release of the Company’s 2020 financial results, to determine the number of performance-based units granted to the Company’s NEOs. Historically, the Compensation Committee has elected to defer the grant date for NEO equity compensation until two days after the Company had released its previous year’s results as it believes that the market price of the Common Stock on that date better reflects all current material information. The number of time-based units was then determined by calculating 30% of the target number of performance-based units without giving effect to the TSR modifier.
In setting the total targeted dollar value of the LTI plan awards to each of the NEOs in 2021, the Compensation Committee considered competitive market data from a peer compensation study provided by McLagan and reviewed by the Compensation Committee. In addition, the Compensation Committee considered the level of Company performance required to earn the awards, individual performance, potential future contributions to the Company’s business, internal equity and, in certain cases, management’s recommendations.
Because of the peer relative nature of the performance metrics associated with the 2021 LTI plan awards, the level of payout based on the achievement of the performance metrics of the performance-based awards under the 2021 LTI plan will not be fully known until after December 31, 2023 given the single three-year performance period in the awards.
modification of performance unit awards granted in 2019 and 2020
The pandemic had a significant impact on the Company’s 2020 operating results including the Company's ROATA, and, as a result, the Compensation Committee determined that the 2020 tranches of the performance unit awards granted to the NEOs in 2018, 2019 and 2020 should be forfeited given the failure by the Company to achieve previously established ROATA targets. The pandemic involved meaningful changes to the Company’s balance sheet, including the addition of loans pursuant to the CARES Act Paycheck Protection Program as well as increased wholesale funding and elevated levels of core deposits which provided significant incremental liquidity to the Company. These developments, which caused the Company's total assets over 2020 to significantly exceed those levels estimated when the ROATA targets under the LTI award were set, contributed to the Compensation Committee’s determination that the use of absolute ROATA targets during times of uncertainty like those then being experienced should be abandoned and future performance targets for the performance unit awards granted in 2019 and 2020 should be modified to take these matters into account.

2022 Proxy Statement	51

Executive Compensation
With the assistance of McLagan, the Compensation Committee modified the performance targets for the 2021 tranche for the 2019 and 2020 performance unit awards and the 2022 tranche for the 2020 performance unit award. The modifications were not only considered for the previously issued awards in 2019 and 2020 but were also foundational to the 2021 performance unit award grant to the NEOs which is described above. The significant modifications to the performance targets for 2021 and 2022 included no longer using absolute ROATA metrics from the Company’s annual planning process and moving to peer relative equally weighted ROATCE and TBV Accretion performance metrics. The Company's location within the peer group ranking is to be determined by the continuous percentile ranking calculation methodology and payouts will be interpolated within the various payment tiers. Top quartile performance will equate to target level award achievement. Maximum performance will be achieved at 95th percentile performance.
These modifications are also consistent with the overall shift in the design of the Company's LTI program for 2021 plan grants including a focus on peer relative performance and using more than one performance metric.
2021’S IMPACT ON PREVIOUSLY-ISSUED PERFORMANCE UNIT AWARDS
As discussed above, from 2016 through 2020, the Company solely granted performance-based restricted share units under its LTI plan, with vesting based on ROATA and a performance period of three consecutive annual performance periods, with these equal tranches settled in shares of Common Stock if earned by the NEO. Though as discussed above, the grants made in 2019 and 2020 were modified in 2021 to use ROATCE and TBV Accretion metrics measured against peers in lieu of ROATA. Each of these three performance periods is followed by a one-year service vesting period, which is subsequently followed by a holding period of one to three years. Upon the achievement of a soundness threshold related to Pinnacle Bank’s NPA ratio as of the end of the fifth year from the grant date, any performance units earned during the annual performance periods and for which the NEO satisfied the one-year service vesting period are settled in Common Stock that is issued to the NEOs. Absent an NEO’s death, disability, or a change of control of the Company, no shares of Common Stock can be issued in settlement of the performance units until five years from grant date. The following provides a summary of the various performance periods, service vesting periods and holding periods for the performance units issued to the NEOs between 2016 and 2021:

The Performance Unit Award is divided into three equal tranches. ROATA performance goals for each year are set at grant date.	YEAR OF GRANT	YEAR 2	YEAR 3	YEAR 4	YEAR 5	AFTER YEAR 5(*)
Each tranche is eligible to be earned based on performance measured against pre-established ROATA goals. Earned performance units are subject to an additional one-year service vesting period and a holding period ending 5 years from the grant date.

Tranche #1 (33% of grant value)	ROATA	1-year Service Period	Three Year Holding Period			Earned performance units are settled in shares of Common Stock after 5 years, conditioned on Pinnacle Bank meeting a minimum “NPA Ratio” as of the end of year 5.

Tranche #2 (33% of grant value)		ROATA	1-year Service Period	Two Year Holding Period

Tranche #3 (33% of grant value)			ROATA	1-year Service Period	One Year Holding Period

(*)   Upon filling of the Company’s Form 10-K for Year 5
The earned portion of the performance units granted to the NEOs in 2017, with performance periods tied to 2017, 2018 and 2019, were released to the NEOs following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as the NPA ratio established with respect to those awards was met as of December 31, 2021.
Because of the peer relative nature of the performance metrics associated with the 2021 LTI plan awards and the modified 2019 and 2020 LTI plan awards, the determination of the percentages of these awards that have been earned based on 2021 performance is not currently determinable and remains unknown until the Company and its peers have filed their annual reports for the fiscal year ended December 31, 2021 with the SEC and the Company has had a chance to collect and analyze such information. In addition, the achievement of the performance metrics of the performance-based awards under the 2021 LTI plan will not be fully known until after December 31, 2023 given the single three-year performance period in the awards.

52	Pinnacle Financial Partners, Inc.

Executive Compensation
2022 Executive compensation
The Compensation Committee began the 2022 executive compensation setting process in 2021 and then finalized 2022 executive compensation for the NEOs in January and February 2022. As a result, 2021 results, as well as the anticipated 2022 earnings growth, PPNR growth, loan growth and profitability targets for 2021 influenced the Compensation Committee as to their NEO compensation decisions for 2022.
Base Salaries
The Company's CEO and its Chairman of the Board each received a base salary increase of 8% in 2022 with the remaining NEOs receiving a 3% increase.
2022 ANNUAL CASH INCENTIVE PLAN (AIP)
In February 2022, the Compensation Committee reviewed an analysis of the Company's FDEPS and PPNR expectations for 2022 and compared these estimates to published estimates for each of our peers for 2022 available at the time. The Committee determined that the Company's estimated 2022 FDEPS and PPNR growth would be reflective of a high performing firm.
Following review of this analysis, the Compensation Committee set and approved the Pinnacle Financial Partners, Inc. 2022 Annual Cash Incentive Plan, which was largely unchanged from the 2021 AIP other than a reduction in the maximum potential award from 160% of target to 125% of target. Pursuant to the 2022 AIP, all employees of the Company compensated via a predetermined salary or hourly wage, including the NEOs, would be eligible to receive cash incentive payments ranging from 10 percent to 110 percent of the participant’s base salary at target level performance in the event that (i) Pinnacle Bank’s Classified Asset Ratio is not more than a predetermined ratio and (ii) the Company meets (A) targeted levels of FDEPS and (B) certain quarterly PPNR goals approved quarterly by the Committee, excluding, in each case, such items as the Committee may determine as permitted by the 2022 AIP. Payments under the 2022 AIP will be based 75% on the FDEPS goal and 25% on the PPNR goals. The FDEPS and PPNR goals were established with a target level of performance which represented top quartile estimated performance. For performance that exceeded targeted levels participants may receive up to 125% of their targeted payout, which is a reduction from the increased maximum payout level of 160% of target the Compensation Committee approved for 2021, which, as discussed above, was meant to offer the Company's associates a chance to recover compensation lost in 2020 due to the COVID-19 pandemic's impact on the Company's results in 2020 and encourage the Company's associates to achieve outsized performance in 2021.
2022 LONG TERM INCENTIVE (LTI) EQUITY AWARDS
In January 2022, the Compensation Committee approved the annual recurring equity award for the NEOs consisting of time-based restricted share units and performance-based restricted share units. The time-based awards, which represent 30% of the total award at target payout (without giving effect to the TSR Modifier), vest ratably over three years from the grant date. The performance-based awards utilize peer relative ROATCE and TBV Accretion performance metrics along with a TSR Modifier similar to the 2021 LTI plan recurring grant.
2022 Special performance-based EQUITY AWARDS
In addition to the recurring equity-based awards described above, the Compensation Committee in January 2022, approved a non-recurring grant of performance-based restricted share units under the LTI plan (the “Special Performance Units”) to each of the NEOs (the “Special Performance-Based Equity Awards”), which will entitle the NEOs to earn up to the following number of shares of Common Stock at target level performance based upon the Company's average annual price to earnings per share ratio and price to tangible book value per share ratio, in each case over a three-year performance period ending December 31, 2024, in comparison to the performance of a group of peer companies. The shares earned by the NEOs, if any, will not be released to the NEOs until after a one-year period beginning on the last day of the three-year performance period. The following details the numbers of units granted at target level performance to each NEO:

NUMBER OF UNITS
Turner	60,000
McCabe	60,000
Callicutt	40,000
Queener	30,000
Carpenter	30,000

2022 Proxy Statement	53

Executive Compensation
The Special Performance-Based Equity Awards, which are 100 percent performance-based, are not part of the NEOs' regular annual compensation and will not be awarded on a regularly recurring basis.
The Special Performance-Based Equity Awards include rigorous performance goals targeted at top-quartile performance among the Company’s peers. The awards are also designed to incentivize the NEOs, each of whom, other than Mr. Callicutt who joined the Company in connection with its merger with BNC Bancorp, Inc. in 2017, has been employed by the Company since its organization, to continue to lead the Company in the pursuit of a corporate strategy that is focused on long-term shareholder value creation through the achievement of results that exceed the results of many of the Company’s peers, with particular attention on performance metrics tied to the Company’s Common Stock trading price that the Company believes traditionally translate into increases in shareholder value, while also achieving asset quality soundness levels that reflect prudent risk-taking. In granting the Special Performance-Based Equity Awards, the Company also sought to preserve continuity in the NEOs (the average of whom is over 65 years old), all but one of whom has been responsible for directing the Company’s corporate strategy since its inception, for a period of at least three years.
In order to earn the Special Performance-Based Equity Awards, which are capped at 100% of the target award, the NEOs, subject to limited exceptions as described in the Special PSU Award Agreement and the Company's equity incentive plan, including death and disability, will be required to remain continuously employed by the Company or one of its subsidiaries or affiliates, through the last day of the three-year performance period.
In the event that the Company experiences a change in control prior to the expiration of the one-year anniversary of the last day of the three-year performance period, the NEOs will forfeit the Special Performance Units awarded under the Special Performance-Based Equity Awards completely.
The Compensation Committee believes that the Special Performance-Based Equity Awards will provide an incentive for the NEOs to maximize the performance of the Company over the performance period by remaining in place for at least the next three years, work toward a successful and orderly transition of leadership during and beyond the next three years and thus further align their interests with shareholders.
Retirement and Other Benefits
The NEOs are eligible to participate in the Company’s 401(k) plan along with all other associates of the Company. The NEOs are subject to the same salary deferral and Company match provisions as the other associates. The Company does not sponsor a deferred benefit plan or any other deferred compensation retirement plan for the NEOs other than those that an NEO may have participated in prior to that person’s company being acquired by the Company. Presently, Mr. Callicutt is the only NEO that is a participant in any such plan, as he entered into a Salary Continuation Agreement with BNC prior to its merger with the Company and which the Company assumed in the merger. As described in more detail in the “Summary Compensation Table” below, Mr. Callicutt’s Salary Continuation Agreement provides for the payment of a defined monthly benefit to him for life once he reaches the age of 65. In addition, as discussed in the "Summary Compensation Table" below, the Board annually authorizes (i) a limited amount of personal use of the Company's aircraft by Messrs. Turner, McCabe, Queener and Carpenter and (ii) a purchase of a membership in a chartered flight provider for Mr. Callicutt. In 2021, each of these executives was permitted to use the corporate aircraft for personal travel in amounts not to exceed $95,000 for Messrs. Turner and McCabe, $50,000 for Mr. Queener and $15,000 for Mr. Carpenter, and Mr. Callicutt's membership covered up to $25,000 of travel costs. The amount of this benefit was deducted from each NEO's total equity compensation at target-level performance in 2021 and the amount of this benefit will likewise be deducted from total equity compensation at target for the NEOs in 2022. For more information concerning these matters, see the Summary Compensation Table located in this proxy statement.
Employment Agreements with our Named Executive Officers
The Company has entered into employment agreements with each the Company’s NEOs. The employment agreements, as amended, are described in more detail in the Employment Agreement section of this 2022 Proxy Statement. These agreements automatically renew each year on January 1 unless the Compensation Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.
In considering whether to give notice of non-renewal, the Compensation Committee considered the need to be able to retain its executive officers, the impact of such executives on the Company’s performance over the period of its existence and the performance of the executives prior to the date of any notice. When considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the Compensation Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummation of a transaction that, although possibly detrimental to the individual’s employment prospects with the resulting company, would be beneficial to the Company’s shareholders.
The Compensation Committee believes that the protections afforded in the employment agreements are reasonable and, together with long term incentive award terms, are an important element in retention of the executive officers who are a party to such agreements.

54	Pinnacle Financial Partners, Inc.

Executive Compensation
CLAWBACK OF INCENTIVE AWARDS
Pursuant to the 2021 AIP, upon the approval of the Board or the Compensation Committee, payments under the 2021 AIP paid to an associate, including an NEO, will be subject to recovery and “clawback” by the Company, and repaid by such employee, if the payments are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria. In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct. Moreover, the SEC is required under Section 954 of the Dodd-Frank Act to adopt rules that will require every exchange-listed company to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event it is required to restate its financial statements as a result of material noncompliance with reporting, which requirement has, despite languishing since adoption, seen recent activity toward passage by the SEC. In addition, on January 19, 2021, the Board, acting upon the recommendation of the Compensation Committee, approved a Compensation Clawback Policy applicable to the Company’s officers who file reports pursuant to Section 16 of the Exchange Act, which policy provides that the Board may, upon the recommendation of the Compensation Committee, require an officer subject to the policy to return, repay or forfeit any cash or equity-based incentive compensation paid to the officer during the three completed years immediately preceding the date on which the Company is required to prepare a material restatement of its financial statements due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws if: (i) the payment or award was made or granted based wholly or in part upon the attainment of a financial reporting measure; (ii) the Board determines that the officer engaged in or was otherwise involved in fraud or intentional misconduct that resulted in the need for the restatement and (iii) a lower payment or award would have been made to the officer based on the restated financial results.
FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS
Section 162(m) of the Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other associates. For 2017 and prior years, this limitation did not apply to compensation that qualified under applicable regulations as “performance-based.” Accordingly, the Company aimed to design and approve the performance-based compensation paid to its NEOs so that it would satisfy the requirements for deductibility under Section 162(m). For 2017 and prior years, the Compensation Committee considered Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s NEOs with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factored into the Compensation Committee’s decisions. In December 2017, the Tax Act was enacted. Under the Tax Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, compensation to our Named Executive Officers in excess of $1,000,000 in 2021 (excluding performance-based compensation that meets the requirements of Section 162(m) that was awarded pursuant to a binding agreement in effect as of November 2, 2017) will generally not be deductible. Performance-based compensation meeting the requirements of Section 162(m) awarded to our Named Executive Officers pursuant to a binding agreement in effect as of November 2, 2017, like our performance units granted in 2017 and prior years that have not yet been settled into shares of Common Stock, are expected to continue to qualify for the performance-based compensation exemption under Section 162(m), but the United States Treasury has not yet issued any guidance on any limitations on the continued deductibility of these awards. Accordingly, the future deductibility of these grandfathered awards cannot be guaranteed.

2022 Proxy Statement	55

Executive Compensation
Additional Compensation Considerations
ROLE OF THE COMPENSATION CONSULTANT AND PEER GROUP DETERMINATION
Since 2010, the Compensation Committee has utilized the consulting services of McLagan, a part of the Human Capital Solutions practice of Aon plc, to help facilitate the executive officer compensation process. McLagan representatives routinely attend the Compensation Committee meetings during the year and continue to provide consulting services to the Compensation Committee. A McLagan representative is in attendance when the Compensation Committee votes on executive officer compensation. McLagan reports directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan. McLagan is very involved in the determination of an appropriate peer group for purposes of comparing the NEOs’ compensation and any adjustments that should be made to keep the peer group consistent with the Company’s strategies and objectives. The peer group for 2021 was as follows:

PEER BANK COMPANY	HEADQUARTERS	PEER BANK COMPANY	HEADQUARTERS
Atlantic Union Bkshs Corp.	Richmond, VA	Simmons First National Corp.	Pine Bluff, AR
Cadence Bank*	Tupelo, MS	South State Corporation	Columbia, SC
Bank OZK	Little Rock, AR	Sterling Bancorp	Montebello, NY
Commerce Bancshares Inc.	Kansas City, MO	Synovus Financial Corp.	Columbus, GA
Cullen/Frost Bankers Inc.	San Antonio, TX	TCF Financial Corp.	Wayzata, MN
First Midwest Bancorp Inc.	Chicago, IL	UMB Financial Corp.	Kansas City, MO
F.N.B Corp.	Pittsburg, PA	Umpqua Holdings Corp.	Portland, OR
Fulton Financial Corp.	Lancaster, PA	Valley National Bancorp	Wayne, NJ
Hancock Whitney Corp.	Gulfport, MS	Western Alliance Bancorp	Phoenix, AZ
PacWest Bancorp	Beverly Hills, CA	Wintrust Financial Corp.	Rosemont, IL
Prosperity Bancshares, Inc.	Houston, TX

*: At the time of its selection, the relevant peer company was BancorpSouth Bank, which was subsequently merged with Cadence Bank.
The Compensation Committee and McLagan do, as a matter of practice, compare the Company’s actual results on a GAAP basis and on an adjusted basis to the reported GAAP results of the companies in the peer group in order to validate its compensation philosophy in setting compensation for future periods and the continued emphasis on period-to-period earnings growth, ROATCE, TBV Accretion and other profitability metrics.
In 2021, the Compensation Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) other services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between McLagan’s senior advisors and a member of the Compensation Committee; (5) any Common Stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.
ROLE OF MANAGEMENT
The Chief Executive Officer and the Chief Financial Officer also provide some input into compensation as it relates to all senior executives and internal forecasts. Neither the Chief Executive Officer nor the Chief Financial Officer are involved in the Compensation Committee deliberations regarding the CEO or other NEO compensation and are not present when the Compensation Committee votes on NEO compensation.
RISK ASSESSMENT OF EXECUTIVE COMPENSATION PROGRAM
In 2021, the Compensation Committee reviewed the Company’s 2021 AIP, 2021 LTI awards, and the various employment and change in control agreements to which the Company’s senior executive officers are a party with the Company’s Chief Risk Officer, for the following purposes:

56	Pinnacle Financial Partners, Inc.

Executive Compensation
(i)to identify any features in any senior executive compensation plan or employee compensation plan that pose imprudent risks to the Company and limit those features to ensure the Company is not unnecessarily exposed to risks; and
(ii)to identify and limit any features that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.
ROLE OF THE COMPENSATION COMMITTEE
Messrs. Thompson, Dickens, Farnsworth, Galante and Smith, all independent directors, served on the Compensation Committee through February 28, 2022. The Compensation Committee makes all compensation decisions for the Company’s NEOs, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, including the executive officers, of the Company. The duties and responsibilities of the Compensation Committee include, among other things:
•overseeing the Company’s overall NEO compensation philosophy for the Company’s executive officers and other employees as the Company may determine;
•measuring performance with respect to established goals and objectives;
•designing the components for all NEO compensation;
•reviewing the Company’s NEO plans and the risks these plans pose to the Company; and
•establishing compensation for the Company’s NEOs

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Executive Compensation
COMPENSATION COMMITTEE REPORT
The Human Resources and Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended this Compensation Discussion and Analysis be included in this proxy statement.

G. Kennedy Thompson, Chairman Marty G. Dickens, Member Thomas C. Farnsworth, III, Member Joseph Galante, Member Reese L. Smith, III, Member

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Executive Compensation
2021 SUMMARY COMPENSATION TABLE
The table below sets forth a summary of the compensation awarded to, earned by or paid to each of (i) the Company’s Chief Executive Officer; (ii) the Company’s Chief Financial Officer; and (iii) the other three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2021 and who were employed as executive officers at December 31, 2021 (collectively, the “Named Executive Officers”). Each of the Named Executive Officers has entered into an employment agreement with the Company and the Bank, the terms of which are described below. This table is presented as required by SEC rules. However, it includes amounts that were not realized by the executives in fiscal 2020 and amounts that may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc.
2021 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
M. Terry Turner President and Chief Executive Officer	2021	$1,082,000	$—	$1,904,528	$3,710,507	$—	$—	$129,927	$6,826,962
	2020	$1,060,000	$158,585	$530,000	$2,517,253	$—	$—	$121,000	$4,386,838
	2019	$1,030,000	$—	$1,235,000	$2,550,067	$—	$—	$108,823	$4,923,890

Robert A. McCabe, Jr. Chairman of the Board	2021	$1,028,000	$—	$1,809,301	$3,525,408	$—	$—	$110,956	$6,473,665
	2020	$1,007,000	$151,606	$503,500	$2,391,380	$—	$—	$78,798	$4,132,284
	2019	$978,000	$—	$1,173,200	$2,422,593	$—	$—	$125,333	$4,699,126

Richard D. Callicutt, II Chairman of the Carolinas and Virginia	2021	$716,000	$—	$916,485	$1,511,295	$—	$530,466	$18,433	$3,692,679
	2020	$701,000	$79,246	$262,875	$868,007	$—	$503,527	$18,233	$2,432,888
	2019	$681,000	$—	$536,559	$1,165,160	$—	$226,824	$44,126	$2,653,669

Hugh M. Queener Chief Administrative Officer	2021	$561,000	$—	$718,086	$943,122	$—	$—	$66,990	$2,289,198
	2020	$548,880	$62,074	$205,830	$737,801	$—	$—	$67,167	$1,621,752
	2019	$534,000	$—	$479,186	$677,131	$—	$—	$73,280	$1,763,597

Harold R. Carpenter Chief Financial Officer	2021	$561,000	$—	$718,086	$984,775	$—	$—	$18,433	$2,282,294
	2020	$548,880	$61,074	$205,830	$768,186	$—	$—	$18,233	$1,602,203
	2019	$534,000	$—	$479,186	$707,872	$—	$—	$17,045	$1,738,103
(1)Amounts in this column reflect a discretionary adjustment made by the Compensation Committee to increase payouts under the Company’s 2020 Annual Cash Incentive Plan (the “2020 AIP”) by 15% for all of the Company’s associates that participated in the 2020 AIP. The Compensation Committee approved this upward adjustment in recognition of the extraordinary efforts the Company’s associates, including the Named Executive Officers, undertook in 2020 in response to the significant disruption caused to the Company’s business and the businesses of its clients by the COVID-19 pandemic.
(2)Non-Equity Incentive Plan Compensation - Reflects for each of the Named Executive Officers compensation attributable to the Company’s 2021 AIP. The table below sets forth for each Named Executive Officer the actual and target payouts under the 2021 AIP expressed as a percentage of base salary. Actual payouts for 2021 equated to maximum award amounts available under the 2021 AIP. Payout of incentive compensation occurs upon achievement of certain soundness and Company performance thresholds as determined by the Compensation Committee.

	PAYOUT AWARDS AS A PERCENTAGE OF BASE SALARY
	TURNER	MCCABE	CALLICUTT	QUEENER	CARPENTER
2021% Target Payout	110%	110%	80%	80%	80%
2021% Actual Payout	176%	176%	128%	128%	128%
2020% Target Payout	100%	100%	75%	75%	75%
2020% Actual Payout	50%	50%	37.5%	37.5%	37.5%
2019% Target Payout	100%	100%	75%	75%	75%
2019% Actual Payout	120%	120%	90%	90%	90%

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Executive Compensation
(3)Stock Awards. For fiscal year 2021, the "Stock Awards" column represents (a) the aggregate grant date fair value of the time-based vesting restricted stock units ("RSUs") and performance-based vesting restricted stock units ("PSUs") granted in January 2021 and (b) the aggregate incremental fair value calculated as of the modification date in January 2021 with respect to PSUs granted in 2019 and 2020 for which the performance metrics were modified by the Compensation Committee. For fiscal years 2020 and 2019, the "Stock Awards" column represents the aggregate grant date fair value of PSUs granted in those years. There were no RSUs granted to the Named Executive Officers in 2019 and 2020. To calculate the grant date fair value of the PSUs granted in 2021 which include peer relative performance metrics and a relative TSR modifier, the Company utilized a Monte Carlo valuation prepared by an independent third party and multiplied the adjusted closing price of the Company’s common stock on the date of grant resulting from the Monte Carlo valuation ($74.70) by the number of performance units that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance). The grant date fair value of the PSUs granted in 2021 was calculated in accordance with the requirements of Accounting Standards Codification Topic 718 (ASC 718). There is no post-vest holding period applicable to the PSUs granted in 2021 accordingly there was no illiquidity discount applied to the calculation of the grant date fair value of these PSUs. To calculate the grant date fair value of the PSUs granted in 2020 and 2019 the Company multiplied the discounted closing price per share of the Company's Common Stock on the date of grant by the number of performance units that were expected to vest based on the probable outcome of the performance results (i.e., target level of performance) and then applied an illiquidity discount, in accordance with the requirements of ASC 718 due to the fact that each tranche of the awards is subject to a mandatory post-vest holding period that ends on February 28, 2025 and February 28, 2024 for the units granted in 2020 and 2019, respectively, assuming soundness thresholds as of the December 31st immediately preceding such date are met.
All PSUs reported are subject to forfeiture if the applicable minimum performance thresholds are not achieved. In addition, for the PSUs granted in 2020 and 2019, if the recipient does not remain employed by the Company for a period of one year following the end of the performance period, the PSUs are subject to forfeiture. The PSUs are also subject to forfeiture if the average of the Bank’s NPA ratio at December 31, 2021, 2022 and 2023 for the PSUs granted in 2021 and the Bank’s NPA ratio at December 31, 2024 and 2023 for PSUs granted in 2020 and 2019, respectively, is not less than a level established by the Compensation Committee at the time of the grant. The reported amounts included in the column above with respect to the PSUs do not necessarily reflect the actual amounts that were paid to or that may be realized by the Named Executive Officer.
The RSUs granted in 2021 contain forfeiture restrictions that lapse in one-third pro rata increments on each of the first three anniversaries of the grant date of the award. Consequently, to calculate the grant date fair value of these awards in accordance with the requirements of ASC 718, the Company multiplied the closing price of the Company’s common stock on the date of grant by the number of RSUs granted.
Under GAAP and the SEC's disclosure rules, the January 21, 2021 modifications of the 2019 and 2020 PSUs resulted in incremental fair value that must be reported as additional compensation in fiscal year 2021 (the year of modification). The incremental modification date fair value for the 2019 PSUs and 2020 PSUs has been calculated in accordance with the requirements of ASC 718. In connection therewith, an adjusted stock price as of the modification date was multiplied by the number of units that were expected to vest based on the probable outcome of the performance results (i.e. target level of performance) as of the modification date. A discount for illiquidity was also used in calculating the incremental modification date fair value for these awards due to the fact that each modified tranche of the award is subject to a mandatory post-vest holding period that ends on February 28, 2025 and February 28, 2024 for the units granted in 2020 and 2019, respectively, assuming soundness thresholds as of the December 31st immediately preceding such date are met. For more information about the modifications of the 2019 and 2020 PSUs, see "EXECUTIVE COMPENSATION - Modifications of Performance Unit Awards Granted in 2019 and 2020."
The following table summarizes the elements included in the "Stock Awards" column reported for fiscal year 2021:

	Aggregate Grant Date Fair Value of the PSU & RSU Awards Granted in 2021 ($)	Aggregate Incremental Fair Value of the PSUs Modified in January 2021 (S)	Total Stock Awards for Fiscal 2021 (S)
M. Terry Turner	$3,266,655 consisting of:	$443,852 consisting of:	$3,710,507
	•$2,321,601 for 2021 PSUs	•$228,640 for 2019 PSUs
	•$945,054 for 2021 RSUs	•$215,212 for 2020 PSUs

Robert A. McCabe, Jr.	$3,103,756 consisting of:	$421,652 consisting of:	$3,525,408
	•$2,205,742 for 2021 PSUs	•$217,210 for 2019 PSUs
	•$898,014 for 2021 RSUs	•$204,442 for 2020 PSUs

Richard D. Callicutt, II	$1,332,615 consisting of:	$178,680 consisting of:	$1,511,295
	•$947,569 for 2021 PSUs	•$104,469 for 2019 PSUs
	•$385,046 for 2021 RSUs	•$74,211 for 2020 PSUs

Hugh M. Queener	$819,330 consisting of:	$123,792 consisting of:	$943,122
	•$582,286 for 2021 PSUs	•$60,707 for 2019 PSUs
	•$237,044 for 2021 RSUs	•$63,085 for 2020 PSUs

Harold R. Carpenter	$855,629 consisting of:	$129,146 consisting of:	$984,775
	•$608,581 for 2021 PSUs	•$63,468 for 2019 PSUs
	•$247,048 for 2021 RSUs	•$65,678 for 2020 PSUs

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Executive Compensation
The amounts for the PSUs reported in the "Stock Awards" column above reflect the grant date and, for fiscal year 2021 the modification date, fair value computed in accordance with ASC 718 based upon the probable outcome of the performance conditions as of the grant date or modification date (i.e. target level of performance), as applicable. Assuming the maximum level of performance achievement as of the grant date, or as applicable the modification date, the aggregate grant date fair value of the PSUs, or, in the case of the 2019 and 2020 modified awards the aggregate modification date incremental fair value, would have been: (a) for the PSUs granted in 2021: Mr. Turner - $5,571,724, Mr. McCabe - $5,293,765, Mr. Callicutt - $2,274,167, Mr. Queener - $1,460,310 and Mr. Carpenter - $1,397,413; (b) for the 2019 modified PSUs, for the portion of the awards for which performance has not yet been certified: Mr. Turner - $342,959, Mr. McCabe - $325,854, Mr. Callicutt - $156,735, Mr. Queener - $91,061 and Mr. Carpenter - $95,241; and (c) for the 2020 modified PSUs: Mr. Turner - $322,804, Mr. McCabe - $306,697, Mr. Callicutt - $111,310, Mr. Queener - $94,613 and Mr. Carpenter - $98,551. For a more complete description of the RSUs and PSUs granted in 2021, please see "EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-2021 Executive Compensation - Long Term Incentive (LTI) Equity Awards."
(4)In connection with the closing of the Company’s acquisition of BNC, Pinnacle Bank assumed the Salary Continuation Agreement dated as of December 12, 2016, between Mr. Callicutt and Bank of North Carolina (the “Salary Continuation Agreement”), and the benefits and obligations thereunder. Mr. Callicutt was fully vested in the full benefit payable under the Salary Continuation Agreement upon consummation of the merger. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually. The Compensation Committee does not consider these accruals and benefits when it makes current year compensation decisions. Of the amounts in this column, $518,265, $488,178 and $197,471 reflect the year-over-year change in the actuarial present value of the accumulated benefit under the Salary Continuation Agreement in 2021, 2020 and 2019, respectively.
In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of $1,996,667 prior to the closing of the BNC merger and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of the employment agreement to pay Mr. Callicutt an additional cash payment of $763,333 (the “Deferred Payment”) payable in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination. Between June 16, 2017, the effective date of his employment agreement, and the full payment of the Deferred Payment, interest accrues on the unpaid portion of the Deferred Payment at a rate equal to the 30-day LIBOR rate as in effect from time to time plus 150 basis points. Of the amounts in this column, $12,201, $15,349 and $29,353 reflect the interest accrued on the Deferred Payment in 2021, 2020 and 2019, respectively.
(5)Other Compensation - The Company provides the Named Executive Officers with other forms of compensation. The following is a listing of various types of other compensation that the Company has not used ever (except in the case of supplemental retirement plans assumed in connection the Company’s acquisitions), but may consider in the future to award its executives. Mr. Callicutt is a party to the Salary Continuation Agreement that he entered into with BNC. For more information regarding this plan see “Employment, Change of Control and SERP Agreements” below. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	TURNER	MCCABE	CALLICUTT	QUEENER	CARPENTER
Supplemental retirement plans	NA	NA	Yes	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	Yes	NA	NA
Board fees	No	No	No	NA	NA
Group benefit package - All Company associates, including the Named Executive Officers, participate in the Company’s group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc. The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than each Named Executive Officer has an enhanced long-term disability policy that provides incremental coverage over the group policy maximums, and the Company pays premiums on an additional $1,000,000 term life insurance policy for Mr. Turner, an additional $500,000 term life insurance policy for Mr. McCabe and an additional $150,000 term life insurance policy for Mr. Queener. The premiums for those additional life insurance policies were $3,740, $5,310, and $1,067, respectively, in 2021. The following is a summary of the expense the Company incurred during 2021, 2020, and 2019 to provide a 401k plan match to our Named Executive Officers, the cost of the enhanced long-term disability policies in 2021, 2020, and 2019, and the cost of premiums on life insurance policies for the Named Executive Officers, including the additional policies discussed above:

	TURNER	MCCABE	CALLICUTT	QUEENER	CARPENTER
2021
401k match	$11,600	$11,600	$11,600	$11,600	$11,600
Long-term disability policy	769	769	769	769	769
Life Insurance	6,858	11,124	3,564	6,858	3,564
2020
401k match	$11,400	$11,400	$11,400	$11,400	$11,400
Long-term disability policy	769	769	769	769	769
Life Insurance	6,858	11,124	3,564	6,858	3,564
2019
401k match	$11,200	$11,200	$11,200	$11,200	$11,200
Long-term disability policy	607	607	607	607	607
Life Insurance	7,963	12,828	3,563	5,290	3,563

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Executive Compensation
Paid time off - Each Named Executive Officer receives an allotment of 30 days for paid time off each year (excluding holidays). The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.
Other Executive perquisites - The Company provided the following perquisites to the Named Executive Officers in 2021:

	TURNER	MCCABE	CALLICUTT	QUEENER	CARPENTER
Company provided vehicles	No	No	No	No	No
Automobile allowance	$13,200/year	$13,200/year	No	$13,200/year	No
Parking allowances	No	No	No	No	No
Personal tax return fees	$2,500	$2,500	$2,500	$2,500	$2,500
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft(a)	$95,000	$71,763	—	$32,063	—
(a)In 2017, the Company (through a wholly owned subsidiary) acquired an aircraft to be used primarily for corporate purposes. The board of directors also authorized personal use of the aircraft by Messrs. Turner, McCabe, Queener and Carpenter. In 2021, each of these executives was permitted to use the corporate aircraft for personal travel in amounts not to exceed $95,000 for Messrs. Turner and McCabe, $50,000 for Mr. Queener and $15,000 for Mr. Carpenter. The Company’s policy is that when considering the amount of executive compensation awarded for personal aircraft use the Company will include the average hourly costs of fuel, warranty programs, repairs and maintenance, landing and parking fees, costs for repositioning the aircraft, crew expenses, and supplies. Fixed costs that would be incurred in any event to operate the aircraft, such as aircraft purchase costs, aircraft management fees, flight crew salaries and training, and aircraft insurance are not included in the incremental cost. For tax purposes, income for personal use is imputed based on a multiple of the Standard Industry Fare Level rates. Messrs. Turner, McCabe, Queener and Carpenter are each responsible for any taxes in connection with his personal use of the corporate aircraft and are not reimbursed for these taxes. For 2021, instead of permitted personal use of the Company’s aircraft, the Company purchased a membership in a chartered flight provider equivalent to $25,000 of travel costs for Mr. Callicutt.

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GRANTS OF PLAN-BASED AWARDS IN 2021
The following table provides information about plan-based awards granted to the Named Executive Officers during 2021.
GRANTS OF PLAN-BASED AWARDS IN 2021

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)
NAME AND PRINCIPAL POSITION	AWARD TYPE	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	ALL OTHER STOCK AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4)
M. Terry Turner President and Chief Executive Officer
	Annual Cash Incentive	NA	—	$1,190,000	$1,904,528	—	—	—	—	—	—	$—
	RSUs	1/21/2021	—	—	—	—	—	—	13,320	—	—	945,054
	PSUs	1/21/2021	—	—	—	—	31,079	74,588	—	—	—	2,321,601
	Modified 2019 PSUs	1/21/2021	—	—	—	—	44,310	53,172	—	—	—	228,640
	Modified 2020 PSUs	1/21/2021	—	—	—	—	31,372	47,056	—	—	—	215,212
Robert A. McCabe, Jr. Chairman of the Board
	Annual Cash Incentive	NA	—	$1,131,000	$1,809,301	—	—	—	—	—	—	$—
	RSUs	1/21/2021	—	—	—	—	—	—	12,657	—	—	898,014
	PSUs	1/21/2021	—	—	—	—	29,528	70,867	—	—	—	2,205,742
	Modified 2019 PSUs	1/21/2021	—	—	—	—	42,098	50,520	—	—	—	217,210
	Modified 2020 PSUs	1/21/2021	—	—	—	—	29,802	44,708	—	—	—	204,442
Richard D. Callicutt, II Chairman of the Carolinas and Virginia
	Annual Cash Incentive	NA	—	$573,000	$916,485	—	—	—	—	—	—	$—
	RSUs	1/21/2021	—	—	—	—	—	—	5,427	—	—	385,046
	PSUs	1/21/2021	—	—	—	—	12,685	30,444	—	—	—	947,569
	Modified 2019 PSUs	1/21/2021	—	—	—	—	20,248	24,300	—	—	—	104,469
	Modified 2020 PSUs	1/21/2021	—	—	—	—	10,818	16,226	—	—	—	74,211
Hugh M. Queener Chief Administrative Officer
	Annual Cash Incentive	NA	—	$449,000	$718,086	—	—	—	—	—	—	$—
	RSUs	1/21/2021	—	—	—	—	—	—	3,341	—	—	237,044
	PSUs	1/21/2021	—	—	—	—	7,795	18,707	—	—	—	582,286
	Modified 2019 PSUs	1/21/2021	—	—	—	—	11,765	14,118	—	—	—	60,707
	Modified 2020 PSUs	1/21/2021	—	—	—	—	9,196	13,792	—	—	—	63,085
Harold R. Carpenter Chief Financial Officer
	Annual Cash Incentive	NA	—	$449,000	$718,086	—	—	—	—	—	—	$—
	RSUs	1/21/2021	—	—	—	—	—	—	3,482	—	—	247,048
	PSUs	1/21/2021	—	—	—	—	8,147	19,549	—	—	—	608,581
	Modified 2019 PSUs	1/21/2021	—	—	—	—	12,303	14,766	—	—	—	63,468
	Modified 2020 PSUs	1/21/2021	—	—	—	—	9,574	14,366	—	—	—	65,678
(1)This column shows separately the possible payouts to the Named Executive Officers under the 2021 AIP assuming target and maximum levels of performance. Actual amounts paid in January 2022 to the Named Executive Officers under the 2021 AIP are reflected in the Summary Compensation Table above under the column “Non-Equity Incentive Plan Compensation.” Pursuant to the terms of the 2021 AIP, the Compensation Committee has the authority to increase or decrease the amount paid to the Named Executive Officer under the plan by up to 10% based on individual performance of the Named Executive Officer, but did not do so related to the 2021 AIP.
(2)For the PSUs granted in 2021, the amounts set forth in the “target” and “maximum” columns, will be earned, if at all, based on the Company’s performance over the three-year performance period ending December 31, 2023 for each of average annual return on average tangible common equity (“ROATCE”) and tangible book value per share plus dividends accretion (“TBV Accretion") measured against ROATCE (“Relative ROATCE”) and TBV Accretion (“Relative TBV Accretion”) for a group of peer companies over the same performance period. Such earned units thereafter may be adjusted positively or negatively by up to 20% based on the Company’s total shareholder return performance against the KBW Regional Banking Index over the period from January 21, 2021 through January 20, 2024 (the “Relative TSR Modifier”). At "maximum" level of performance, each Named Executive Officer will earn 200% of the "target" amount of the PSUs disclosed above before the application of the Relative TSR Modifier. Amounts reported above for the PSUs granted in 2021 for “target” level payout assume no positive or negative adjustment on account of the Relative TSR Modifier, while the amounts reported for “maximum” level payout for the 2021 PSUs assume a full 20% positive adjustment on account of the Relative TSR Modifier. Such PSUs will be settled, if earned, in a like number of shares of the Company’s common stock following certification of the Company’s results compared to the peer companies in the peer group and determination by the Compensation Committee subsequent to the performance period that the average ratio of Pinnacle Bank’s nonperforming assets to its loans plus other real estate owned (“NPA Ratio”) as of each of the three years ended December 31, 2021, 2022 and 2023 is not in excess of the targeted NPA Ratio described in the applicable award agreement.

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For the Modified 2019 PSUs, the amounts set forth in the “target” and “maximum” columns, include (a) the number of shares that will be earned, if at all, by the Named Executive Officer based on the Company’s ROATCE and TBV Accretion for 2021 as compared to the Relative ROATCE and Relative TBV Accretion for a group of peer companies over the same performance period, in each case assuming the Company’s NPA Ratio at December 31, 2023 is not in excess of the targeted NPA Ratio amount set by the Compensation Committee at the time the award was granted and (b) that number of PSUs that have already been earned by the Named Executive Officer based on the Company’s ROATA for 2019, which PSUs remain subject to forfeiture if the Company’s NPA Ratio at December 31, 2023 is in excess of the targeted NPA Ratio set by the Compensation Committee at the time the award was granted. That number of shares for each of the NEOs is as follows: Mr. Turner - 26,586, Mr. McCabe - 25,260, Mr. Callicutt - 12,150, Mr. Queener - 7,059 and Mr. Carpenter - 7,383.
For the Modified 2020 PSUs, the amounts set forth in the “target” and “maximum” columns, include the aggregate number of shares that will be earned, if at all, by the Named Executive Officer based on the Company’s ROATCE and TBV Accretion for each of 2021 and 2022, in each case, as compared to the Relative ROATCE and Relative TBV Accretion for a group of peer companies over the same performance periods, in each case assuming the Company’s NPA Ratio at December 31, 2024 is not in excess of the targeted NPA Ratio set by the Compensation Committee at the time the award was granted.
For additional information with respect to the 2019 Modified PSUs and 2020 Modified PSUs, see "EXECUTIVE COMPENSATION — Modification of the Performance Unit Awards Granted in 2019 and 2020."
(3)Reflects awards of time-based vesting restricted stock units which vest ratably, subject to continued employment, each year over a three year period from the date of the grant.
(4)Amounts in this column were calculated in accordance with ASC 718 and reflect (a) the aggregate grant date fair value of the PSUs granted in 2021 to the Named Executive Officers assuming target level of performance, (b) the incremental modification date fair value of the Modified 2019 PSUs and Modified 2020 PSUs assuming target level performance for that portion of the Modified 2019 PSUs tied to the Company's 2021 performance and the entire Modified 2020 PSUs and (c) the grant date fair value of the RSUs granted in 2021. No amount is included in this column for the portion of the 2019 Modified PSUs with performance metrics tied to the Company’s performance in 2019 which was not modified by the Compensation Committee. For more information regarding the manner in which the grant date fair value of the 2021 PSUs and RSUs and the incremental modification date fair value of the 2019 Modified PSUs and 2020 Modified PSUs were calculated see the Summary Compensation Table appearing on page 60 of this proxy statement. For more information about the modification of the 2019 PSUs and 2020 PSUs, see "EXECUTIVE COMPENSATION - Modification of the Performance Unit Awards Granted in 2019 and 2020."

64	Pinnacle Financial Partners, Inc.

Executive Compensation
OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END
The following table summarizes information with respect to equity award holdings by the Named Executive Officers as of December 31, 2021.
OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
M. Terry Turner	—	—	—	—	—	13,320	$1,272,060	250,464	$23,919,312
Robert A. McCabe, Jr.	—	—	—	—	—	12,657	1,208,744	237,885	22,718,018
Richard D. Callicutt, II	—	—	—	—	—	5,427	518,279	70,970	6,777,635
Hugh M. Queener	—	—	—	—	—	3,341	319,066	65,061	6,213,326
Harold R. Carpenter	—	—	—	—	—	3,482	332,531	67,583	6,454,177
(1)RSUs granted in January 2021 that vest in three equal annual installments beginning on January 21, 2022.
(2)Market value is determined by multiplying the closing market price of the Company’s common stock ($95.50) on December 31, 2021 by the number of shares. With respect to unvested PSUs, represents the market value as of December 31, 2021 of the number of shares issuable upon achievement of the maximum performance goal (including, if applicable, full application of the 20% positive adjustment based on the TSR modifier). Includes the value of the Modified 2019 PSUs and Modified 2020 PSUs, including in the case of the Modified 2019 PSUs, the portion of that award with performance criteria tied to the Company's 2019 performance which units may be forfeited in the event that Pinnacle Bank's NPA Ratio at December 31, 2023 is in excess of the targeted NPA Ratio set by the Compensation Committee at the time the award was granted. For more information on the Modified 2019 PSUs and Modified 2020 PSUs see "EXECUTIVE COMPENSATION - Modification of the Performance Unit Awards Granted in 2019 and 2020."
(3)The following information details the vesting status of the unvested PSUs and RSUs as of December 31, 2021 for the Named Executive Officers:

GRANT DATE AND UNVESTED AWARDS		VESTING CRITERIA
1/25/17 Award		The restrictions on these restricted shares lapsed upon the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as a result of Pinnacle Bank’s attainment of a previously approved soundness target tied to Pinnacle Bank’s NPA ratio as of December 31, 2021.
Turner	40,882
McCabe	38,827
Queener	11,505
Carpenter	11,613
1/24/18 Award		Represents PSUs granted on January 24, 2018 that have been earned. PSUs granted in 2018 with performance metrics tied to 2020 performance have been forfeited as the Company’s ROATA for 2020 was below the threshold level required for any of the PSUs to be earned. Before the earned PSUs may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to Pinnacle Bank’s NPA Ratio as of December 31, 2022. If this soundness ratio is achieved, the shares of Common Stock issued in settlement of the PSUs would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022. The ROATA target associated with 91.66% of the maximum payout was achieved for 2018, the ROATA target associated with 87.77% of the maximum payout was achieved for 2019 and the ROATA target associated with 2020 performance was not achieved and as such, no shares were earned for that tranche of the award.
Turner	34,767
McCabe	32,963
Queener	6,938
Carpenter	7,290
1/17/19 Award
Represents PSUs granted on January 17, 2019 that have been earned and for which the one-year service period has been met in the case of the portion tied to 2019 performance. That portion of the award granted with performance metrics tied to 2020 performance was forfeited as the Company’s ROATA for 2020 was below the threshold level required for any of the PSUs to be earned. As described above in "EXECUTIVE COMPENSATION — Modification of the Performance Unit Awards Granted in 2019 and 2020," effective January 21, 2021, the Compensation Committee approved the modification of the portion of these PSUs with performance metrics tied to 2021 performance to replace the ROATA performance metric with an equally weighted mix of ROATCE and TBV Accretion performance metrics for 2021 that would be measured on a relative basis to a peer group of companies. A one-year service period also applies to this 2021 tranche for those associates not age 65 or older. Before the earned units may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to Pinnacle Bank’s NPA Ratio as of December 31, 2023. If this soundness ratio is achieved (and the service periods are met), the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023. The Compensation Committee has not yet approved the vesting of that portion of this award tied to 2021 performance as the information necessary to assess the performance of the companies within the peer group is not yet available. Maximum level payout is assumed for purposes of this presentation.

Turner	53,172
McCabe	50,520
Callicutt	24,300
Queener	14,118
Carpenter	14,766

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GRANT DATE AND UNVESTED AWARDS		VESTING CRITERIA
1/23/20 Award		Represents PSUs granted on January 23, 2020 for which the service period has not been completed for the portions tied to 2021 performance and for which neither the performance period nor the service period has been completed for the portions tied to 2022 performance, with maximum levels of performance assumed for such portions. PSUs granted with performance metrics tied to 2020 performance have been forfeited as the Company’s ROATA for 2020 was below the threshold level required for any of the units to be earned. As described above in "EXECUTIVE COMPENSATION — Modification of the Performance Unit Awards Granted in 2019 and 2020," effective January 21, 2021, the Compensation Committee approved the modification of the portion of these PSUs with performance metrics tied to 2021 and 2022 performance to replace the ROATA performance metric with an equally weighted mix of ROATCE and TBV Accretion performance metrics for 2021 and 2022 that would be measured on a relative basis to a peer group of companies. Before the earned PSUs may be settled in shares of Common Stock, the associate must complete a one-year service period following the performance period unless the associate is age 65 or older and the Company must achieve a previously approved soundness target tied to Pinnacle Bank’s NPA Ratio as of December 31, 2024. If this soundness ratio is achieved (and the service periods are met), the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024. The Compensation Committee has not yet approved the vesting of that portion of this award tied to 2021 performance as the information necessary to assess the performance of the companies within the peer group is not yet available. Maximum level payout is assumed for purposes of this presentation.
Turner	47,055
McCabe	44,708
Callicutt	16,226
Queener	13,792
Carpenter	14,365
1/21/21 RSU Award		Represents time-based vesting restricted stock units granted on January 21, 2021 which will vest in one-third increments on each of January 21, 2022, January 21, 2023 and January 21, 2024.
Turner	13,320
McCabe	12,657
Callicutt	5,427
Queener	3,341
Carpenter	3,482
1/21/21 Award
Represents PSUs granted on January 21, 2021 for which the three-year performance period has not been completed. Accordingly, maximum levels of performance are assumed for the entire amount of this award, including application of a full 20% positive adjustment based on the TSR Modifier. Before any earned PSUs may be settled in shares of Common Stock, the Company must achieve a previously approved soundness target tied to the average of Pinnacle Bank’s NPA Ratio as of December 31, 2021, 2022 and 2023. If this soundness ratio is achieved, the shares of Common Stock issued in settlement of the units would be issued following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

Turner	74,588
McCabe	70,867
Callicutt	30,444
Queener	18,707
Carpenter	19,549

SERP BENEFITS

NAME	TYPE OF PLAN	YEARS OF CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT	PAYMENTS MADE IN 2021
Richard D. Callicutt, II	SERP		$5,208,351	—
In connection with the BNC merger, Pinnacle Bank assumed the Salary Continuation Agreement for the benefit of Mr. Callicutt. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually.
The present value of the accumulated benefit is determined in accordance with the Company’s discount rate policy and pursuant to the Interagency Advisory on Accounting for Deferred Compensation Agreements and Bank owned Life Insurance. The discount rate is determined based on comparable underlying investments with comparable risk and expected duration.

66	Pinnacle Financial Partners, Inc.

Executive Compensation
OPTION EXERCISES AND STOCK VESTED
The following table summarizes information for the Named Executive Officers concerning vesting of RSUs and PSUs during the fiscal year ended December 31, 2021, including (i) the number of shares of stock received from the vesting of PSUs earned based on fiscal 2021 performance; and (ii) the aggregate dollar value realized upon the vesting of such PSUs. No Named Executive Officer exercised any stock options in fiscal 2021. For additional information see "EXECUTIVE COMPENSATION-Compensation Discussion and Analysis- 2021's Impact on Previously Issued Performance Unit Awards."

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)(2)	VALUE REALIZED ON VESTING ($)(3)
M. TERRY TURNER	—	—	41,113	3,337,142
ROBERT A. MCCABE, JR.	—	—	39,068	3,171,150
RICHARD D. CALLICUTT, II	—	—	1,167	81,678
HUGH M. QUEENER	—	—	11,068	898,390
HAROLD R. CARPENTER	—	—	12,320	1,018,406
(1)Includes PSUs issued prior to 2021 but which were released to the NEOs during 2021. Excludes PSUs previously issued for which the one-year service period and/or the soundness threshold related to such award has not yet been achieved or measured.
(2)Values reported include shares withheld to cover withholding tax obligations in the following amounts: Mr. Turner - 16,179 shares; Mr. McCabe - 15,375 shares; Mr. Callicutt - 409; Mr. Queener - 3,004 shares and Mr. Carpenter - 4,850 shares. The share price utilized for purposes of calculating the number of shares to withhold was the closing sales price of the Company’s Common Stock on the date immediately preceding the vesting date.
(3)“Value Realized of Vesting” is determined by multiplying the number of shares received upon the vesting of the PSUs by the closing sales price of the Company’s Common Stock on the vesting date.
EMPLOYMENT AND SALARY CONTINUATION AGREEMENTS
The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Callicutt, Queener and Carpenter are described in more detail below. These agreements automatically renew each year on January 1 unless the Compensation Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.
The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executive in the event that the Company terminates the employment of the executive without “cause” or the executive terminates his employment for “cause”. The employment agreements also require the Company to make certain payments to the executive in the event that the executive becomes disabled. Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three years’ base salary. If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.
The employment agreements also contain provisions that if the Company terminates the executive without “cause” or the executive terminates his employment with the Company for “cause” within a year following a “change of control”, the executive shall be entitled to a lump sum severance payment equal to three times the executive’s then current base salary and target bonus, plus certain retirement benefits plus tax payments related to any excise tax owed on payments made to the executive. Also in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his voluntary termination for “cause” or involuntary termination by the Company without “cause,” each as defined in the employment agreements.
Generally, this “change of control” provision is typically referred to as a “double trigger” because (a) a change of control has to occur and (b) the executive has to terminate his employment for “cause” or be terminated by the Company without “cause.” As defined in the employment agreements, a “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s shareholders be-fore the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.
For purposes of Messrs. Turner’s, McCabe’s, Queener’s and Carpenter’s employment agreements, the term “cause” for purposes of determining whether the Company or Pinnacle Bank has terminated the individual in a manner that does not require payment of the change of control or severance benefits means a material breach by the individual of his employment agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to the individual by the Company or Pinnacle Bank; the individual’s arrest for, charge in relation to (by criminal information, indictment or otherwise), or conviction of a crime involving breach

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of trust or moral turpitude; conduct by the individual that amounts to gross and willful insubordination or inattention to his duties and responsibilities under the employment agreement; or conduct by the individual that results in removal as an officer or executive of the Company or Pinnacle Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or Pinnacle Bank.
For purposes of Messrs. Turner’s, McCabe’s, Queener’s and Carpenter’s employment agreements, the term “cause” for purposes of determining whether the individual has the ability to voluntarily terminate his employment and receive payment of the change of control or severance benefits means a material modification to the individual’s job title(s) or position(s) of responsibility or the scope of his authority or responsibilities under the employment agreement without his written consent; an adverse change in supervision, including a requirement that the individual report to a person or entity different than the person or entity to whom he reported previously, which change in supervision is effected without the individual’s written consent; an adverse change in overall supervisory authority which change in supervisory authority is effected without the individual’s written consent; any change in the individual’s office location such that the individual is required to report regularly to a location that is beyond a 25-mile radius from his office location at the time the employment agreement was entered into, which change in office location is effected without the individual’s written consent; any material reduction in salary, bonus opportunity or other benefits provided for in the employment agreement from the level in effect immediately prior to such reduction; and any giving of notice of non-renewal of the employment agreement by the Compensation Committee of the Board of Directors of the Company.
On June 16, 2017, in connection with the consummation of its acquisition of BNC, the employment agreement entered into by the Company and Pinnacle Bank with Mr. Callicutt became effective. The employment agreement provided for an initial three-year term that, as of January 1, 2021, now automatically renews for successive one-year terms unless terminated in advance of any such renewal by the Company or Mr. Callicutt (i.e. in the same fashion as the other Named Executive Officer employment agreements).
In settlement of certain of Mr. Callicutt’s benefits under his employment agreement with BNC, he was paid by BNC an initial cash payment of $1,996,667 prior to the closing of the BNC acquisition and, upon his termination of employment from the Company and Pinnacle Bank, the Company and Pinnacle Bank are obligated under the terms of his employment agreement with the Company and Pinnacle Bank to pay Mr. Callicutt an additional cash payment of $763,333 (together with interest on any unpaid portion of that amount from June 16, 2017 at a rate equal to 30-day LIBOR plus 1.50%), in ten equal monthly installments commencing on the first day business day on or after the 90th day following the date of termination.
The employment agreement provides that Mr. Callicutt will receive a payment equal to three times his then current base salary and target bonus amount, plus certain other retirement benefits, if his employment is terminated by the Company without “cause” (as defined in the employment agreement) or by Mr. Callicutt for “cause” (as defined in the employment agreement) within 12 months following a “change of control” (as defined in the employment agreement). In addition, in such a change of control scenario, Mr. Callicutt will receive three years of Company-provided health plan benefits subsequent to his voluntary termination for cause or involuntary termination by the Company without cause. In the event that any payments or benefits paid to Mr. Callicutt by the Company would subject him to an excise tax under Section 4999 of the Code, any such payments or benefits shall be reduced (but not below zero) to the extent necessary to avoid an excise tax on any portion of such payments or benefits, but only if the net amount of such payments or benefits, as reduced, is greater than or equal to the net amount of such payments or benefits if such reduction were not made and the tax was paid by Mr. Callicutt.
The employment agreement described above for Mr. Callicutt requires the Company to make certain severance payments to him in the event that the Company terminates his employment without cause or he terminates his employment for cause, in each case not within 12 months following a change of control. Under the terms of the employment agreement, if the Company terminates Mr. Callicutt without cause under this scenario, it must pay him cash severance equal to three times his then current base salary. If Mr. Callicutt terminates his employment with the Company for cause under this scenario, the Company must pay him cash severance equal to two times his then current base salary. The employment agreement also requires the Company to make certain payments to Mr. Callicutt in the event that he becomes disabled.
For purposes of Mr. Callicutt’s employment agreement, “change of control” has the same meaning as that term is defined in the employment agreements with the Company’s other Named Executive Officers and “cause” whether in the case where Mr. Callicutt’s employment is terminated by the Company or voluntarily by him has substantially the same meaning as those terms are defined in the employment agreements with the Company’s other Named Executive Officers.
In connection with the closing of its acquisition of BNC, the Company assumed the Salary Continuation Agreement. Mr. Callicutt was fully vested in his benefit under the Salary Continuation Agreement upon consummation of the BNC acquisition. Under the Salary Continuation Agreement, upon his attainment of the age of 65, Mr. Callicutt will receive an initial payment of $325,000 annually, payable in equal monthly installments. This benefit is payable for life and will increase by 1.50% annually.

68	Pinnacle Financial Partners, Inc.

Executive Compensation
EQUITY AWARDS
In the event of a change of control, any unvested restricted share unit awards (including PSUs), pursuant to the award agreements with the executives noted above, would immediately vest. For the PSUs, the amount that would vest upon a change in control would be determined by the Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to vest based on the Company’s performance through the date the Compensation Committee makes its determination or, in the case of the PSUs granted in January 2021, the end of the last quarterly period preceding the consummation of the change in control.

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Executive Compensation
AMOUNTS PAYABLE TO NAMED EXECUTIVE OFFICERS FOLLOWING CERTAIN TERMINATION SCENARIOS
The following is a tabular presentation of the amounts that would be owed the Named Executive Officers assuming the event occurred on December 31, 2021. The following table does not include the value of payments that would be owed to Mr. Callicutt under the Salary Continuation Agreement as those payments are unconditional given that Mr. Callicutt was fully vested in his benefits under the Salary Continuation Agreement effective upon the consummation of the Company’s acquisition of BNC. See the “SERP Benefits for 2021” table above for more information.

	EMPLOYEE DISABILITY(1)	EMPLOYEE DEATH(1)	PINNACLE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE TERMINATES EMPLOYMENT FOR CAUSE(2)(7)	PINNACLE TERMINATES EMPLOYEE FOR CAUSE OR EMPLOYEE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE RETIRES(3)	PINNACLE TERMINATES EMPLOYEE WITHOUT CAUSE OR EMPLOYEE TERMINATES FOR CAUSE WITHIN TWELVE MONTHS OF A CHANGE OF CONTROL(4)
M. Terry Turner
Base Salary	$1,082,000	$—	$1,082,000	$1,082,000	$—	$—	$1,082,000
Cash incentive payment	—	—	—	—	—	—	1,190,000
Total	$1,082,000	$—	$1,082,000	$1,082,000	$—	$—	$2,272,200
Multiplier (in terms of years)	x .5	x —	x 3	x 1	x —	—	x 3
Aggregate cash payment	$541,000	$—	$3,246,000	$1,082,000	$—	$—	$6,816,600
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$25,191,372	$25,191,372	$17,370,834	$17,370,834	$17,370,834	$17,370,834	$25,191,372
Life Insurance benefits	—	$1,000,000	—	—	—	—	—
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$13,039,726
	$25,732,372	$26,191,372	$20,626,434	$18,455,234	$17,370,834	$17,370,834	$45,083,998

Robert A. McCabe, Jr.
Base Salary	$1,028,000	$—	$1,028,000	$1,028,000	$—	$—	$1,028,000
Cash incentive payment	—	—	—	—	—	—	1,131,000
Total	$1,028,000	$—	$1,028,000	$1,028,000	$—	$—	$2,159,000
Multiplier (in terms of years)	x .5	x —	x 3	x 1	x —	—	x 3
Aggregate cash payment	$514,000	$—	$3,084,000	$1,028,000	$—	$—	$6,477,000
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$23,926,761	$23,926,761	$16,496,218	$16,496,218	$16,496,218	$16,496,218	$23,926,761
Life Insurance benefits	—	$500,000	—	—	—	—	—
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$12,486,371
	$24,440,761	$24,426,761	$19,589,818	$17,526,618	$16,496,218	$16,496,218	$42,926,432

70	Pinnacle Financial Partners, Inc.

Executive Compensation

	EMPLOYEE DISABILITY(1)	EMPLOYEE DEATH(1)	PINNACLE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE TERMINATES EMPLOYMENT FOR CAUSE(2)(7)	PINNACLE TERMINATES EMPLOYEE FOR CAUSE OR EMPLOYEE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE RETIRES(3)	PINNACLE TERMINATES EMPLOYEE WITHOUT CAUSE OR EMPLOYEE TERMINATES FOR CAUSE WITHIN TWELVE MONTHS OF A CHANGE OF CONTROL(4)
Richard D. Callicutt, II
Base Salary	$716,000	$—	$716,000	$716,000	$—	$—	$716,000
Cash incentive payment	—	—	—	—	—	—	573,000
Total	$716,000	$—	$716,000	$716,000	$—	$—	$1,289,000
Multiplier (in terms of years)	x .5	x —	x 3	x 2	x —	—	x 2
Aggregate cash payment	$358,000	$—	$2,148,000	$1,432,000	$—	$—	$2,578,000
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$7,295,914	$7,295,914	$1,160,325	$1,160,325	$1,160,325	$1,160,325	$7,295,914
Life Insurance benefits	—	—	—	—	—	—	—
Deferred BNC Payouts(6)	$817,539	$817,539	$817,539	$817,539	$817,539	$817,539	$817,539
Payment for excise tax and gross up	—	—	—	—	—	—	—
	$8,471,453	$8,113,453	$4,135,464	$3,412,264	$1,977,864	$1,977,864	$10,727,753

Hugh M. Queener
Base Salary	$561,000	$—	$561,000	$561,000	$—	$—	$561,000
Cash incentive payment	—	—	—	—	—	—	449,000
Total	$561,000	$—	$561,000	$561,000	$—	$—	$1,010,000
Multiplier (in terms of years)	x .5	x —	x 3	x 1	x —	—	x 3
Aggregate cash payment	$280,500	$—	$1,683,000	$561,000	$—	$—	$3,030,000
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$6,532,391	$6,532,391	$4,475,885	$4,475,885	$4,475,885	$4,475,885	$6,532,391
Life Insurance benefits	—	$150,000	—	—	—	—	—
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$3,787,098
	$6,812,891	$6,682,391	$6,168,485	$5,039,285	$4,475,885	$4,475,885	$13,385,789

2022 Proxy Statement	71

Executive Compensation

	EMPLOYEE DISABILITY(1)	EMPLOYEE DEATH(1)	PINNACLE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE TERMINATES EMPLOYMENT FOR CAUSE(2)(7)	PINNACLE TERMINATES EMPLOYEE FOR CAUSE OR EMPLOYEE TERMINATES EMPLOYMENT WITHOUT CAUSE(2)(7)	EMPLOYEE RETIRES(3)	PINNACLE TERMINATES EMPLOYEE WITHOUT CAUSE OR EMPLOYEE TERMINATES FOR CAUSE WITHIN TWELVE MONTHS OF A CHANGE OF CONTROL(4)
Harold R. Carpenter
Base Salary	$561,000	$—	$561,000	$561,000	$—	$—	$561,000
Cash incentive payment	—	—	—	—	—	—	$449,000
Total	$561,000	$—	$561,000	$561,000	$—	$—	$1,010,000
Multiplier (in terms of years)	x .5	x —	x 3	x 1	x —	—	x 3
Aggregate cash payment	$280,500	$—	$1,683,000	$561,000	$—	$—	$3,030,000
Health insurance	—	—	$9,600	$2,400	—	—	$28,800
Tax assistance	—	—	—	—	—	—	$7,500
Value of PSUs and RSUs	$6,786,708	$6,786,708	$2,510,313	$2,510,313	$2,510,313	$2,510,313	$6,786,708
Payment for excise tax and gross up(5)	—	—	—	—	—	—	$3,910,083
	$7,067,208	$6,786,708	$4,202,913	$3,073,713	$2,510,313	$2,510,313	$13,763,091
(1)The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company’s broad-based group disability insurance policies or group life insurance policy. These benefits would be paid pursuant to these group polices which are provided to all employees of the Company. Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums. The amounts above do include benefits that would be owed to each of Messrs. Turner, McCabe, Callicutt and Queener upon their death pursuant to additional life insurance policies maintained on their behalf by the Company. For each of the Named Executive Officers, with respect to PSUs for which the performance period has been completed, but for which the related service period, if applicable, has not been completed or soundness threshold measurement date has not occurred, includes the value of the PSUs earned for the completed performance period. For each of the Named Executive Officers, with respect to the PSUs for which the performance period has not been completed, includes the value of such PSUs that may be earned. In respect to those awards of PSUs for which the performance period has not been completed, the amount of such PSUs that shall vest upon the Named Executive Officer’s death or disability would be determined by the Compensation Committee and would equal the greater of the target level payout and the amount that would have been expected to be earned based on the Company’s performance through the date of the Named Executive Officer’s death or disability in the case of PSUs granted prior to 2021 and through the last day of the most recently completed quarterly period in the case of PSUs granted in 2021. Maximum level payout (including, in the case of the PSUs granted in 2021, the full 20% positive adjustment based on the Relative TSR Modifier) is assumed in the calculation above for those performance periods that were not yet complete. For the RSUs granted to the Named Executive Officers in 2021, includes the full value of any RSUs not vested as of December 31, 2021.
(2)For Messrs. Callicutt and Carpenter, neither of whom is age 65 or older, includes the value of PSUs at December 31, 2021 at actual levels of payout for which the performance period and one-year service period, if any, has been completed. Upon termination in this scenario, the associate is entitled to receive the number of units that he has earned for the performance periods that have been completed and for which the required service period, if any, has been satisfied. These units will be settled in shares of the Company’s common stock only if the Company achieves the NPA ratio soundness target applicable to such awards. For Messrs. Callicutt and Carpenter also does not include the value of the RSUs, which the Named Executive Officer would forfeit upon his termination by the Company with or without cause or his voluntary termination with or without cause. For Messrs. Turner, McCabe and Queener, in the event that each terminates their employment with or without cause, each would receive the amount set forth under the column labeled "EMPLOYEE RETIRES" since each is age 65 or older. Also assumes for Messrs. Turner, McCabe and Queener that each would retire before the Company was able to terminate him with or without cause.
(3)Only Messrs Turner, McCabe and Queener were eligible to retire at December 31, 2021. For each of the Named Executive Officers that was at or above retirement age at December 31, 2021, includes the value of PSUs at December 31, 2021 at actual levels of payout for which the performance period has been completed, but for which the service period had not been met or any final NPA ratio soundness target measurement date had not occurred. Upon retirement from the Company after reaching age 65, eligible associates are entitled to receive the number of PSUs that they would have earned but for the fact that they had not yet completed any required service period or that they would have earned for the performance period during which they retired based on the Company’s performance for that period against the performance criteria established at grant date prorated for the number of days they were employed during the performance period during which they retired. These PSUs that are earned will be settled in shares of the Company’s common stock only if the Company achieves the NPA ratio soundness target applicable to such awards. For Messrs. Turner, McCabe and Queener, includes a portion of that tranche of RSUs granted on January 21, 2021 and that were scheduled to vest on January 21, 2022 and assumes that the Compensation Committee would approve the vesting of a percentage of that portion of the award equal to the number of days during the one year vesting period that the Named Executive Officer was employed by the Company.

72	Pinnacle Financial Partners, Inc.

Executive Compensation
(4)For the PSUs, the amount that would vest upon a change in control would equal (A) any amounts earned for performance periods that were then completed but for which the required service period, if any, or NPA ratio soundness target had not yet been achieved and (B) for performance periods that were not then complete, such amount as may be determined by the Compensation Committee equal to the greater of the target level payout and the amount that would have been expected to be earned based on the Company’s performance through the date the Compensation Committee makes its determination in the case of PSUs granted prior to 2021 and through the last day of the most recently completed quarterly period in the case of PSUs granted in 2021. The amounts presented in this column for the PSUs reflect actual amounts earned for awards for which the performance period was then complete and the maximum level payout for all other PSUs (including, in the case of the PSUs granted in 2021, the full 20% positive adjustment based on the relative TSR Modifier). For the RSUs, the amounts presented in this column include all then unvested RSUs.
(5)In determining the anticipated payment due the Named Executive Officer for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change of control, the Company has included in the calculation the value of the immediate vesting of previously unvested PSUs and RSUS in addition to the cash payments and healthcare and other benefits noted above. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener, and Carpenter in the event of a change of control to be approximately $5.3 million, $5.0 million, $1.5 million, and $1.6 million, respectively. For purposes of these calculations, the Company has calculated the executives’ base amounts for purposes of Section 280G utilizing compensation for the years 2017-2021 inclusive. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to Section 280G of the Code. An anticipated payment has not been included for Mr. Callicutt because his employment agreement does not contain an excise tax gross up provision but rather a “best net” provision, and as a result, amounts payable to him in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Code.
(6)Reflects the value of the Deferred Payment at December 31, 2021, which Mr. Callicutt is entitled to receive upon the termination of his employment with the Company for any reason. The Deferred Payment would be paid in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of termination.
(7)Because Messrs Turner, McCabe and Queener were age 65 or older and therefore eligible to retire at December 31, 2021, the amounts reported with respect to the value of PSUs and RSUs under the applicable termination scenario are those that the Named Executive Officer would receive upon retirement as it is assumed the Named Executive Officer would retire.
CEO PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2021:
•The median of the annual total compensation of all our employees (other than our CEO), was $98,095; and the annual total compensation of Mr. Turner, our President and Chief Executive Officer was $6,826,962.
•Based on this information, for 2021, the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all employees is 70 to 1.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:
•SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We believe there have been no changes in our employee population or employee compensation arrangements since 2020 that would result in a significant change to this pay ratio disclosure.
•The median employee was identified for 2020 based on the employee population on December 31, 2020, which consisted of all full-time, part-time, temporary, and seasonal employees employed on that date.
•To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2020. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2020 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.
•We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
•For 2021, based on our intention to use the same median employee identified in 2020, we reviewed 2021 compensation for this identified median employee, which was calculated by adding together all elements of this employee's compensation for 2021 in accordance with the requirements of item 402(c)(2)(x) of Regulation S-K.
•Compensation for this employee, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K was $98,095 for 2021. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table appearing in this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

2022 Proxy Statement	73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the Record Date, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of the Record Date.

	NUMBER OF SHARES BENEFICIALLY OWNED
NAME	COMMON SHARES BENEFICIALLY OWNED	AGGREGATE STOCK OPTION GRANTS EXERCISABLE WITHIN 60 DAYS OF FEBRUARY 22, 2022	TOTAL	PERCENT OF ALL SHARES OWNED
Board of Directors(1):
Abney S. Boxley, III(3)	46,583	—	46,583	0.06%
Charles E. Brock	34,894	—	34,894	0.05%
Renda J. Burkhart	9,229	—	9,229	0.01%
Gregory L. Burns	25,228	—	25,228	0.03%
Richard D. Callicutt, II(2)(4)	89,268	—	89,268	0.12%
Marty G. Dickens	15,072	—	15,072	0.02%
Thomas C. Farnsworth, III	24,176	—	24,176	0.03%
Joseph C. Galante	21,019	—	21,019	0.03%
Glenda Baskin Glover	9,993	—	9,993	0.01%
David B. Ingram(5)	247,801	—	247,801	0.32%
Decosta E. Jenkins	910	—	910	—%
Robert A. McCabe, Jr.(6)	510,788	—	510,788	0.67%
Ronald L. Samuels	7,610	—	7,610	0.01%
Reese L. Smith, III	65,526	—	65,526	0.09%
G. Kennedy Thompson	18,922	—	18,922	0.02%
M. Terry Turner(2)	212,448	—	212,448	0.28%
Named Executive Officers(1):			—
Hugh M. Queener	209,195	—	209,195	0.27%
Harold R. Carpenter(2)	51,243	—	51,243	0.07%
All Directors and executive officers as a Group (19 persons)	1,603,818	—	1,603,818	2.10%

74	Pinnacle Financial Partners, Inc.

Security Ownership of Certain Beneficial Owners and Management

	NUMBER OF SHARES BENEFICIALLY OWNED
NAME	COMMON SHARES BENEFICIALLY OWNED	AGGREGATE STOCK OPTION GRANTS EXERCISABLE WITHIN 60 DAYS OF FEBRUARY 22, 2021	TOTAL	PERCENT OF ALL SHARES OWNED
Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:
BlackRock, Inc.(7)
55 East 52nd Street New York, NY 10055	6,830,309	—	6,830,309	8.95%
The Vanguard Group, Inc.(8)
100 Vanguard Blvd. Malvern, PA 19355	6,762,491	—	6,762,491	8.86%
T. Rowe Price Associates, Inc.(9)
100 E. Pratt Street Baltimore, MD 21202	5,142,843	—	5,142,843	6.74%
All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	18,735,643	—	18,735,643	24.56%
(1)Except as otherwise indicated below, each person is the record owner of and has sole voting and investment power with respect to his or her shares. Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.
(2)As of February 22, 2022, the following individuals have pledged the following amounts of their Common Stock beneficially owned to secure lines of credit or other indebtedness: Mr. Turner - 144,654 shares and Mr. Callicutt - 58,068 shares.
(3)Includes 13,087 shares owned by Boxley Family LLC, of which Mr. Boxley is a member and 6,971 shares owned by Mr. Boxley’s children.
(4)Includes 1,749 shares owned by Mr. Callicutt’s wife.
(5)Mr. Ingram disclaims beneficial ownership of 143,099 shares of Common Stock held in trusts for the benefit of his children for which trusts Mr. Ingram’s spouse is the trustee and 2,000 shares owned by Mr. Ingram’s wife.
(6)Includes 173,000 shares held in a trust for the benefit of Mr. McCabe’s family members for which Mr. McCabe’s spouse has or shares voting or dispositive power.
(7)The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on February 3, 2022.
(8)The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on February 10, 2022.
(9)The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the SEC on February 14, 2022.

2022 Proxy Statement	75

Security Ownership of Certain Beneficial Owners and Management
STOCK OWNERSHIP GUIDELINES
All of the Company’s directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company’s Corporate Governance Guidelines. Generally, the guidelines require that directors own shares with a value of approximately 300% of the average annual compensation paid to a Board member by the Company, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any. For purposes of these beneficial ownership requirements, the average closing price for the last 15 day trading days of the preceding calendar year are used to determine market value. As of December 31, 2021 such market value per share was $94.42. The minimum guidelines must be satisfied exclusive of shares pledged or held in margin accounts with outstanding margin debt. All of the Company’s directors are in compliance with the minimum ownership guidelines (including compliance exclusive of shares pledged).
The Board of Directors also expects the Chief Executive Officer and all other executive officers to maintain a meaningful personal ownership in the Company in the form of Common Stock. The minimum Common Stock beneficial ownership levels for the Chief Executive Officer and the Chairman of the Board are a minimum of 400% of their annual cash salary in Company Common Stock. For purposes of this measurement, the average closing price of the Company’s Common Stock for the last 15 trading days of the previous calendar year is used to determine the market value of each executive’s holdings. As of December 31, 2021 such market value per share was $94.42. Additionally, the Executive Committee established stock beneficial ownership levels of 300% of the annual cash salary for the Chairman of the Carolinas and Virginia, and the Chief Administrative Officer; 200% of the annual cash salary for the Chief Financial Officer; and 150% of the annual cash salary for the Chief Credit Officer. All such executive officers (other than Tim Huestis, who was named Chief Credit Officer in January 2020 and who owns 3,910 shares) currently own shares in amounts that exceed the applicable minimum level of beneficial ownership (including compliance exclusive of shares pledged). Mr. Huestis has previously earned 2,028 performance units and satisfied the required service period for such units but shares related to such earned units will not be issued to Mr. Huestis until the applicable soundness threshold is achieved. Should an executive officer’s ownership fall below the minimum beneficial ownership levels noted above, in order to transact an open market sale of their Company Common Stock, the officer would be required to seek the prior approval of the Board.
ANTI-HEDGING POLICY AND PLEDGES OF SHARES OF COMMON STOCK
The Company has an anti-hedging policy that prohibits directors, officers and employees from engaging in short sales or hedging including purchases or sales of puts or calls, collars or other hedging on the Company’s Common Stock, and such transactions violate its Insider Trading Policy and Code of Conduct. Directors and executive officers must certify compliance with the Insider Trading Policy and Code of Conduct annually.
The Company’s Corporate Governance Guidelines, which are reviewed annually by the Board, also state that pledging of shares of Company Common Stock is disfavored and executive officers should seek to minimize the amount of stock pledged over time. As noted above, shares of Common Stock pledged are not counted toward compliance with stock ownership guidelines by our executive officers and directors. The Nominating and Corporate Governance Committee takes into account compliance with the ownership guidelines in considering whether to re-nominate a director.
SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding Common Stock to file with the SEC initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2021, or on written representations from certain reporting persons that no Forms 5 were required for those persons, no person who was a director or executive officer of the Company during 2021 failed to timely file reports required by Section 16(a).

76	Pinnacle Financial Partners, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has loan and deposit transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, and corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All these transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank. None of such loans were disclosed as nonaccrual, past due, restructured or potential problem loans in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
At the time of the Company’s acquisition of BNC, BNC had a long-standing relationship with a professional recruiting firm that provided it with professional level searches. The Company has continued the relationship following its acquisition of BNC. The owner of this recruiting firm is married to Richard D. Callicutt II, a director of the Company and the Company’s and the Banks’ Chairman of the Carolinas and Virginia. The Company has paid approximately $246,000 in fees to the recruiting firm during the year ended December 31, 2021. The Company’s Audit Committee has reviewed the historical compensation paid to this firm by the Company following consummation of the BNC merger and has engaged in discussions with management regarding the candidates presented by this firm and hired by Pinnacle Bank and the fees paid to this firm in relation to fees paid to other similar search firms with whom the Company has worked. The Audit Committee has approved the continuation of the Company’s relationship with the recruiting service.
Cooper Samuels, a Senior Vice President - Private Banking of the Bank, is the son of Ronald Samuels, one of our directors. Cooper Samuels is compensated in a manner consistent with our employment and compensation policies applicable to other employees of similar title and responsibility. In 2021, Cooper Samuels received a base salary of $150,000. He was also paid a cash incentive payment under the Company’s annual cash incentive plan of approximately $48,000 in 2021 based on the Company’s and his performance in 2021. In 2021, he was awarded shares of time-based vesting restricted stock with a grant date fair value of $5,000 and participated in the Company’s other health and welfare benefit plans on the same basis as the Bank’s other employees. The Audit Committee has approved of the continued employment of Cooper Samuels and his accompanying compensation.
Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any related-party transaction required to be described in this proxy statement pursuant to the rules and regulations of the SEC.

2022 Proxy Statement	77

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of independent directors, as defined under the Nasdaq Listing Rules and the rules and regulations of the Securities and Exchange Commission, including Rule 10A-3 promulgated under the Exchange Act. The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed the audited financial statements for fiscal year 2021 with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, underlying estimates and significant judgments used in the financial statements, the clarity of disclosures in the financial statements, the analysis of financial condition and results of operations, and the effectiveness of internal controls over financial reporting.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has reviewed with Crowe LLP, the Company’s current independent registered public accounting firm, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees.
The Audit Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP their independence in relation to the Company. The Audit Committee also considered whether Crowe LLP’s provision of non-audit services to the Company is compatible with Crowe LLP’s independence and has concluded that such provision of services is compatible with Crowe LLP’s independence.
The Audit Committee discussed with the Company’s internal auditors and Crowe LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Crowe LLP, with and without management present, to discuss the results of their audits, their evaluations of the Company’s systems of internal controls and the overall quality and adequacy of the Company’s financial reporting. The Audit Committee discussed with management, the internal auditors and Crowe LLP the internal audit function’s organization, responsibilities, budget and staffing. Both the internal auditors and Crowe LLP have unrestricted access to the Audit Committee. The Audit Committee held 10 meetings during fiscal year 2021.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Gregory L. Burns, Chairman
Thomas C. Farnsworth, III, Member
Abney S. Boxley, III, Member
Joseph Galante, Member
Reese L. Smith, III, Member
The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

78	Pinnacle Financial Partners, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company engaged Crowe LLP (“Crowe”) to serve as the Company’s independent registered public accounting firm for the Company for the years ended December 31, 2021 and 2020.
Audit Fees. During the years ended December 31, 2021 and 2020, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2021	2020
Audit Fees(1)	$1,365,000	$1,320,000
Audit-Related Fees(2)	43,526	249,600
Tax Fees	488,460	388,696
All Other Fees	—	—
Total Fees	$1,896,986	$1,958,296
(1)Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, report on internal control over financial reporting, and required statutory filings.
(2)Represents out-of-pocket fees reimbursed to Crowe. These fees also include fees for services in connection with our offering of depositary shares, each representing a 1/40th interest in shares of Series B Preferred Stock, in June 2020.
The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services performed by the Company’s independent registered public accounting firm for the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by Crowe during fiscal years 2021 and 2020, respectively, prior to performing such services.

2022 Proxy Statement	79

OTHER MATTERS

The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the Meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.
If you cannot be present in person, you are requested to vote and submit your proxy promptly. You may vote by toll-free telephone, by the Internet or, if you requested printed materials, by completing, dating, signing and returning the accompanying proxy card promptly in the envelope provided. No postage is required if mailed in the United States.

80	Pinnacle Financial Partners, Inc.

GENERAL INFORMATION

Annual Report. The Company’s 2021 Annual Report to Shareholders is being made available to shareholders with this proxy statement. The Annual Report to Shareholders is not a part of the proxy solicitation materials.
Additional Information. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn: Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201. Also, the Company’s Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2021 can also be accessed via the “Investor Relations” section of the Company’s website located at www.pnfp.com.
By Order of the Board of Directors,
HUGH M. QUEENER
CORPORATE SECRETARY
MARCH 7, 2022

2022 Proxy Statement	81

150 Third Avenue South, Suite 900
Nashville, TN 37201
615.744.3700
www.pnfp.com